Exhibit 10.1

CREDIT AGREEMENT

among

CHIQUITA BRANDS L.L.C.,

THE LENDERS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, L/C Issuer, Swing Line Lender, and Co-Lead Arranger

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Co-Lead Arranger and Syndication Agent

and

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A

as Documentation Agent

Dated as of January 5, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of January 5, 2005, is entered into by and among: (1) CHIQUITA BRANDS L.L.C., a Delaware limited liability company (the “Borrower”); (2) each of the financial institutions from time to time listed in Schedule I hereto, as amended, restated, supplemented, or otherwise modified from time to time (collectively, the “Lenders”); (3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as a co-lead arranger, as Swing Line Lender (as defined below), and as L/C Issuer (as defined below); (4) WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”), as syndication agent (in such capacity, the “Syndication Agent”) and a co-lead arranger (in such capacity together with Wells Fargo in such capacity, collectively the “Co-Lead Arrangers”); (5) COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., New York Branch (“Rabobank”), as documentation agent (in such capacity, the “Documentation Agent”).

RECITALS

A. The Borrower has requested that the Lenders provide a credit facility to the Borrower.

B. The Lenders are willing to provide such credit facility upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I. INTERPRETATION.

1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.

“AAA” shall have the meaning given to that term in Section 8.15(b).

“A-Rating” shall have the meaning given to that term in Section 5.01(d).

“Act” shall have the meaning given to that term in Section 8.15(j).

“Additional Lender” shall have the meaning given to that term in Section 2.02(b)(ii).

“Administrative Agent” shall have the meaning given to that term in the introductory paragraph hereof.

“Administrative Agent’s Fee Letter” shall mean the letter agreement dated as of November 23, 2004, between the Borrower and the Administrative Agent regarding certain fees payable by the Borrower to the Administrative Agent and the Lenders as expressly indicated therein.

“Affiliate” shall mean, with respect to any Person, (a) each other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, 10% or more of any class of Equity Securities of such Person (exclusive of any Person that is permitted to report such ownership pursuant to Schedule 13G under the Exchange Act), (b) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) that is a CBII Entity, the officers or directors of CBII or the Borrower; provided, however, that in no case shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Borrower Entity for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management and policies, whether through the ownership of voting Equity Securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time.

“Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its US Lending Office, and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.

“Applicable Margin” shall mean, with respect to each Loan (and with respect to the calculation of Letter of Credit fees pursuant to Sections 2.03(i) and (j)), the per annum margin which is determined pursuant to the Pricing Grid and added to the Base Rate or LIBOR Rate, as the case may be, for such Loan. The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid. Notwithstanding anything to the contrary herein, the Applicable Margin in effect shall be determined based upon Tier 2 of the Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

“Assignee Lender” shall have the meaning given to that term in Section 8.05(c).

“Assignment” shall have the meaning given to that term in Section 8.05(c).

“Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).

“Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.

“Assignor Lender” shall have the meaning given to that term in Section 8.05(c).

“Atlanta AG” shall mean Atlanta Aktiengesellschaft, a company organized under the laws of Germany.

“Banacol Notes” shall mean the non-negotiable promissory notes from Invesmar Limited, a British Virgin Islands company, to any of the Borrower Entities, as any of the same may be amended, restated, supplemented, renewed, and/or replaced from time to time.

“Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq.

“Base Rate” shall mean, on any day, the greater of (a) the Federal Funds Rate for such day plus 0.50% and (b) the Prime Rate in effect on such date.

“Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(c).

“Board of Directors” shall mean, with respect to any Person, the Board of Directors, Board of Managers or similar governing body of such Person or any duly authorized committee or delegated officers of such Board of Directors.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower or CBII to have been duly adopted by their respective Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” shall have the meaning given to that term in the introductory paragraph hereof.

“Borrower EBITDA” shall mean EBITDA in respect of the Borrower Entities on a consolidated basis, and after deducting CBII Overhead Expenses.

“Borrower Entities” shall mean and include Borrower and its Subsidiaries.

“Borrower Funded Debt” shall mean Funded Debt in respect of the Borrower Entities, on a consolidated basis.

“Borrower Leverage Ratio” shall mean the ratio of (i) Borrower Funded Debt, as of the end of any fiscal quarter, to (ii) Borrower EBITDA for the four fiscal quarter period ended as of the end of such fiscal quarter, calculated (A) as of the end of any fiscal quarter or (B) for the purpose of the Pricing Grid with respect to any Permitted Acquisition in accordance with Section 5.02(d)(ii), as at the end of the most recent quarter after giving effect to any such Permitted Acquisition.

“Borrowing” shall mean a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in San Francisco, California and The City of New York, New York and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.

“Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.12(d).

“Capital Asset” shall mean, with respect to any Person, any tangible, fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets computed in accordance with GAAP.

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as Collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.

“CBCBV” shall mean Chiquita Banana Company B.V., an entity organized under the laws of The Netherlands.

“CBII” shall mean Chiquita Brands International, Inc., a New Jersey corporation.

“CBII Entities” shall mean and include CBII and its Subsidiaries.

“CBII Overhead Expenses” shall mean the expenses of CBII, including without limitation, in employing and compensating officers and employees and in fulfilling its obligations as a public company and administering its Subsidiaries’ activities, entering into space leases and other agreements in connection with such business activities, and having and maintaining various employee benefit plans for it, its Subsidiaries and their employees; provided that any such expenses shall be excluded to the extent such expenses are attributable to or incurred for any Subsidiary of CBII that is not a Borrower Entity or Permitted Joint Venture and which (i) is not dormant and has active business operations or (ii) has more than de minimis profits, earnings, and/or assets.

“Change of Control” shall mean an event or series of events by which any of the following occurs:

(a) any Exchange Act Person is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of CBII;

(b) the adoption of a plan relating to the liquidation or dissolution of CBII or the Borrower;

(c) on any date, a majority of CBII’s Board of Directors does not consist of Persons (a) who were directors at the Closing Date (“Continuing Directors”) or (b) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Continuing Directors or whose election or nomination was previously so approved; or

(d) CBII fails to own directly or indirectly 100% of the Borrower.

“Change of Law” shall have the meaning given to that term in Section 2.12(b).

“Chiquita Trademarks” shall have the meaning given to that term in Section 4.01(n)

“Closing Date” shall mean the earlier of (a) the time and Business Day on which the consummation of all conditions precedent contemplated in Section 3.01 occurs and the Administrative Agent notifies the Borrower and Lenders of the Administrative Agent’s satisfaction that such conditions have been met and (b) (i) the occurrence of a Credit Event and (ii) the Administrative Agent and the Borrower entering into a post Closing Date requirements letter agreement (“Post Closing Date Requirements Letter Agreement”) setting forth the terms and dates for post Closing Date compliance with unfulfilled conditions precedent contemplated in Section 3.01 in respect of Collateral delivery (free from adverse claims) and perfection matters relating to certain of Borrower’s Non-US Subsidiaries and Non-US jurisdictions and certain other matters as specified therein; provided that the Administrative Agent may condition the occurrence of any one or all subsequent Credit Events on satisfaction of the terms of the Post Closing Date Requirements Letter Agreement.

“Co-Lead Arrangers” shall mean Wells Fargo and Wachovia, acting together in their capacity as co-lead arrangers.

“Collateral” shall mean all property upon which the Administrative Agent or any Lender has a Lien to secure the Obligations or any Guarantee of the Obligations

“Colombian Operations” shall mean the Borrower’s banana operations in Colombia that were sold in June 2004.

“Commercial Letter of Credit Fee Percentage” shall mean, with respect to any Commercial Letter of Credit, the per annum percentage equal to one-half of the Applicable Margin for LIBOR Loans as in effect from time to time. The Commercial Letter of Credit Fee Percentage shall be determined as provided in the Pricing Grid and may change from time to time. For avoidance of doubt, the Commercial Letter of Credit Fee Percentage in effect shall be determined based upon Tier 2 of the Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

“Commitment Fee Percentage” shall mean, with respect to the Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Commitments. The Commitment Fee Percentage shall be determined as provided in the Pricing Grid and may change from time to time. For avoidance of doubt, the Commitment Fee Percentage in effect shall be determined based upon Tier 2 of the Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

“Commitment Fees” shall have the meaning given to that term in Section 2.06(b).

“Commitments” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Commitment” opposite such Lender’s name on Part A of Schedule I hereto, or, if changed, such Dollar amount as may be set forth for such Lender in the Register.

“Communications” shall have the meaning given to that term in Section 8.01(b).

“Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii)or Section 5.02(d)(ii) as applicable.

“Computation Date” shall have the meaning given to that term in Section 2.03(l).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to this Agreement than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated EBITDA” shall mean EBITDA in respect of the CBII Entities on a consolidated basis.

“Consolidated Funded Debt” shall mean Funded Debt in respect of the CBII Entities on a consolidated basis.

“Consolidated Leverage Ratio” shall mean the ratio of (a) Consolidated Funded Debt as of the end of any fiscal quarter, to (b) Consolidated EBITDA for the four fiscal quarter period ended as of the end of such fiscal quarter, calculated as at the end of any fiscal quarter.

“Consolidated Shareholders Equity” shall mean total shareholders equity of CBII on a consolidated basis, computed in accordance with GAAP as reported on CBII’s consolidated Financial Statements.

“Consolidated Tangible Net Worth” shall mean Consolidated Shareholders Equity minus the net book value associated with customer lists, goodwill, copyrights, trade names, trademarks, patents, and capitalized research and development costs of the CBII Entities, on a consolidated basis, computed in accordance with GAAP.

“Contingent Obligation” shall mean, with respect to any Person, (a) any Guarantee given by that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a general partner or joint venturer with liability in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person or, in the case of a Borrower Entity, to one or more of the Borrower Entities. The amount of any Contingent Obligation (other than a Guarantee) shall be deemed equal to the probable liability in respect thereof, and shall, with respect to item (b)(iv) of this definition, be marked to market on a current basis.

“Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, Guarantee, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Copyright Security Agreement” shall mean the Copyright Security Agreement executed by a grantor and delivered by the Borrower, as the same may be amended, restated, supplemented or modified from time to time, and substantially in the form of Exhibit M hereto.

“Credit Documents” shall mean and include this Agreement, the Notes, each Guarantee Agreement, the Security Documents, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Revolving Loan Conversion, the Administrative Agent’s Fee Letter, all other documents, instruments and agreements delivered by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or any other Credit Document relating to any Obligations or any Guarantee of Obligations on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time. For the avoidance of doubt, Lender Rate Contracts shall not qualify as Credit Documents for the purposes of this Agreement or any other Credit Document or any Obligations in connection therewith; provided, however, obligations under Lender Rate Contracts shall be secured by the Security Documents to the extent set forth in Section 2.15(a).

“Credit Event” shall mean the making of any Loan (including a Swing Line Loan); the making of an L/C Credit Extension; the conversion of any Loan into a LIBOR Loan; the selection of a new Interest Period for any LIBOR Loan; or the increase of the Commitment in accordance with Section 2.02.

“De minimis US Subsidiaries” shall mean and include direct or indirect Subsidiaries of the Borrower which are organized under the laws of the US or any state thereof and which as of the end of the most recent fiscal year do not have annual revenue or assets in excess of $5,000,000.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.

“Default” shall mean an Event of Default or any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall have the meaning given to that term in Section 2.08(c).

“Defaulting Lender” shall mean a Lender which has failed to fund its portion of any Borrowing which it is required to fund under this Agreement and has continued in such failure for three Business Days after written notice from the Administrative Agent.

“Designated Non-US Currency Market” means, with respect to any Non-US Currency Letter of Credit, the Non-US Currency Market designated by the Administrative Agent as appropriate for that Non-US Currency Letter of Credit.

“Distributions” shall mean dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, any Equity Securities of any Borrower Entity, or the purchase, redemption, retirement or other acquisition of, any Equity Securities of any CBII Entity (other than a Borrower Entity) by a Borrower Entity or of any warrants, options or other rights to acquire the same, but excluding dividends payable solely in shares of common stock of any Borrower Entity to any other Borrower Entity or payable solely in shares of common stock of CBII.

“Documentation Agent” shall mean Rabobank, acting its capacity as documentation agent.

“Dollars” and “$” shall mean the lawful currency of the US and, in relation to any payment under this Agreement, same day or immediately available funds.

“Due Inquiry” shall mean any and all inquiry, investigation and analysis which a prudent Person would undertake and complete with diligence with the intent of coming to a reasonable understanding of facts or circumstances, and shall include, where appropriate, a review of relevant records in such Person’s possession and inquiry of appropriate employees, officers and directors, and shall mean such inquiry, investigation, and analysis has occurred as of the Closing Date and as of the date of each supplement provided pursuant to Section 5.01(a)(vi).

“EBITDA” shall mean, for any period, Net Income for such period of a Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus, without duplication, and to the extent deducted in determining such Net Income for such period, the sum of the following for such period: (i) Interest Expense net of interest income for such period, (ii) income tax expense for such period, (iii) depreciation and amortization expense for such period, and (iv) extraordinary items of non-cash loss for such period, and minus, without duplication, and to the extent added in determining such Net Income for such period, the aggregate amount of extraordinary items of income. Pro forma credit shall be given for any acquired Person’s EBITDA or the identifiable EBITDA of identifiable business units or operations acquired during such period calculated in a similar fashion (so long as such acquisition was permitted by this Agreement) as if owned on the first day of the applicable period; and any Person or identifiable business units or operations sold, transferred or otherwise disposed of during such period will be treated as if not owned during the entire applicable period. When calculating EBITDA for purposes of determining compliance with the terms and covenants of this Agreement, EBITDA shall be calculated without giving effect to (1) the amortization of any expenses incurred by any of the CBII Entities in connection with the offering of the Senior Notes (7.5%) and the application of the proceeds therefrom, (2) any costs or expenses incurred by any of the CBII Entities in connection with the tender and consent solicitation for Senior Notes (10.56%) and the write-off of any debt issuance costs in connection therewith for any period prior to December 31, 2004, (3) any after-tax income or loss from discontinued operations to the extent established on or before the Closing Date, and (4) the pre-tax loss from the sale of the Colombian Operations.

“Effective Amount” shall mean (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (A) any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans and (B) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date (provided that in the case of any Non-US Currency Letter of Credit or Non-US Currency Unreimbursed Amount, the calculation shall be based on the Non-US Currency Equivalent of the amount of such Non-US Currency L/C Obligations on the Non-US Currency Business Day preceding such date), including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” shall mean a Person which is (a) a commercial bank organized under the laws of the US, or any state thereof, and having a combined capital and surplus of at least $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary, or (d) any (i) savings bank, savings and loan association, or financial institution or (ii) insurance company engaged in the business of writing insurance, which bank, association, institution or company, in any case (A) has a combined capital and surplus of at least $500,000,000, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and attorneys’ fees and consultants’ fees, that are incurred at any time (a) as a result of the existence of any Hazardous Material upon, about or beneath any real property owned by the Significant Parties or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which the Significant Parties or any predecessors have directly or indirectly disposed of Hazardous Materials or (c) arising in any manner whatsoever out of any violation of Environmental Laws by the CBII Entities or with respect to any real property owned by the CBII Entities.

“Environmental Laws” shall mean the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all other Governmental Rules relating to the protection of human health and safety and the environment, including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing (but excluding in all cases any debt security that is convertible into, or exchangeable for, such Equity Securities).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is treated as a single employer with any Significant Party under Section 414 of the IRC.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Significant Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations at a facility that is treated as such a withdrawal under Section 4062(e) of ERISA which could reasonably be expected to give rise to any liability on account of such withdrawal; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the Borrower or any Affiliate to terminate a Pension Plan to completely or partially withdraw from a Multiemployer Plan; (e) the receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I hereto (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.

“European Subsidiaries” shall mean and include direct or indirect Subsidiaries of the Borrower which are organized in any of the following countries: Austria, Belarus, Belgium, Bermuda, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, the Ivory Coast, Liechtenstein, The Netherlands, Norway, Poland, Portugal, Romania, Russia, Scotland, Slovak Republic, Spain, Sweden, Switzerland, Turkey, and the United Kingdom.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.03(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Act Person” has the meaning given to “Person” in Sections 13(d) and 14(d) of the Exchange Act.

“Existing Letters of Credit” shall mean the letters of credit described on Schedule II hereto.

“Exportadora Chile” shall mean Exportadora Chiquita-Enza Chile Limitada, a Chile limitada.

“Fair Market Value” shall mean the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Financial Covenants” shall mean, collectively, the Borrower Leverage Ratio, the Consolidated Leverage Ratio, the Fixed Charge Coverage Ratio, the Minimum Consolidated Shareholders Equity, and the Maximum Capital Expenditures covenants set forth in Sections 5.03(a), (b), (c), (d), and (e), respectively, of this Agreement.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year all prepared in reasonable detail in accordance with GAAP, except that interim Financial Statements will omit footnotes, statement of shareholder’s equity and year-end adjustments.

“Fixed Charge Coverage Ratio” shall mean, as at any date of determination, (a) Borrower EBITDA for the four-quarter period ending on the day that is the fiscal close of the most recent fiscal quarter, plus (i) net lease expense for such period, and (ii) net rent expense for such period, divided by (b) Fixed Charges for the four-quarter period ending on the day that is the fiscal close of the most recent fiscal quarter.

“Fixed Charges” shall mean, for any period, the sum, for the Borrower Entities (determined on a consolidated basis without duplication in accordance with GAAP), of the following items: (a) Interest Expense net of interest income for such period, plus (b) net lease expense, plus (c) net rent expense, plus (d) Distributions and dividends, or cash advances or any other funds, however characterized, paid by any Borrower Entity to CBII (other than for CBII Overhead Expenses, the Senior Notes (10.56%) Repurchases, and up to $20,000,000 in the aggregate from and after August 5, 2004 of Stock and Warrant Repurchases).

“Food-Related Businesses” shall mean businesses or operations involving food or food products, including any business related, ancillary or complementary thereto; provided that if in the case of any business acquired or joint venture entered into by any of the CBII Entities after the Closing Date, such business or joint venture is engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.

“Foothill Facility” shall mean that Credit Agreement dated as of March 7, 2001, among the Borrower, Atcon Finanz Inc., each of the lenders as signatories thereto, Wells Fargo Bank, National Association, and Wells Fargo Foothill, Inc., as amended, which expired in June 2004.

“Funded Debt” shall mean all of the following, without duplication, of any Person and its Subsidiaries on a consolidated basis: (i) all indebtedness for borrowed money (including, but not limited to, that evidenced by senior or subordinated debts or notes), (ii) the unpaid principal balance of Capital Lease obligations as presented on a balance sheet in accordance with GAAP, (iii) the undrawn balance of issued and outstanding letters of credit and the aggregate amount of unreimbursed drawings under letters of credit, (iv) the aggregate amount of Synthetic Lease Principal Components or similar arrangements, (v) the principal portion of obligations (A) in respect of the deferred purchase price of property or services (other than trade accounts payable) or (B) under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers, and in either case entered into in the ordinary course of business and not exceeding 90 days (180 days for up to $12,000,000 in the aggregate outstanding at any one time for seasonal arrangements)), (vi) preferred stock or other Equity Securities providing for mandatory redemptions, sinking fund or like payments prior to the Revolving Loan Maturity Date, (vii) Funded Debt of any partnership or joint venture (other than a partnership or joint venture that is itself a corporation, limited liability company, or such other entity providing equivalent protection from pass through liability, or such Funded Debt is expressly made non-recourse to such Person), (viii) obligations owing in connection with any on or off balance sheet financing of receivables (whether or not reflected on a balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP) involving any CBII Entity, and (ix) Guarantees by the specified Person or its Subsidiaries of the kind of Indebtedness described in (i) through (viii) above, other than in respect of Guarantees provided by financial institutions to Guarantee the payment of Governmental Charges or other regulatory obligations in the normal course of business. Additionally, the term “Funded Debt” includes all Funded Debt of others secured by a Lien on any asset of the specified Person (whether or not such Funded Debt is assumed by the specified Person) (the amount of such Funded Debt as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Funded Debt of such other Person) and, to the extent not otherwise included, the Guarantee by such Person of any Funded Debt of any other Person; but the term “Funded Debt” excludes, provided no Default exists or is continuing, bonds in respect of workers’ compensation.

“GAAP” means generally accepted accounting principles in the US as in effect from time to time (including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession) consistently applied.

“Governmental Authority” shall mean any US or Non-US national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, licenses, fees, duties, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code, interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain Financial Statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of such Guarantee in respect thereof. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” shall mean, collectively, the Parent Guarantee Agreement and each Subsidiary Guarantee Agreement.

“Guarantors” shall mean and include (i) CBII and the other entities listed on Schedule III hereto, (ii) US Subsidiaries of the Borrower formed, acquired, or becoming US Subsidiaries of the Borrower after the Closing Date, and (iii) Significant Latin American Subsidiaries of the Borrower formed, acquired, or becoming Significant Latin American Subsidiaries of the Borrower after the Closing Date (provided, however, that notwithstanding anything to the contrary herein, neither GWF nor any of GWF’s Subsidiaries shall be a Guarantor and neither GWF nor any of GWF’s Subsidiaries shall execute a Guarantee Agreement or Guarantee the Obligations, and if a Significant Latin American Subsidiary is a Pledged Person or if by virtue of entering into a Guarantee Agreement a Section 956 Issue will result with respect to a Significant Latin American Subsidiary, such Significant Latin American Subsidiary shall not be a Guarantor and shall not execute a Guarantee Agreement or Guarantee the Obligations).

“Guatemalan Subsidiaries” shall mean and include Banacorp S.A., and Compania Bananera Guatemalteca Independiente, SA.

“GWF” shall mean Great White Fleet, Ltd., a Bermuda company.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls and all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements based on or with reference to fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity risks).

“Honor Date” shall have the meaning given to that term in Section 2.03(c)(i).

“ICC” shall have the meaning given to that term in Section 2.03(h).

“Increased Commitment” shall have the meaning given to that term in Section 2.02(a)(ii).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of Funded Debt.

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Indenture” shall mean that certain Indenture agreement dated as of September 28, 2004, between CBII, as issuer, and LaSalle Bank National Association, as trustee, in respect of the Senior Notes (7.5%), as amended, restated, supplemented, and/or renewed from time to time.

“Intellectual Property Security Agreement” shall mean, collectively, the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement.

“Interest Expense” shall mean, for any period, interest expense for a Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).

“Interest Period” shall mean, with respect to any LIBOR Loan, the time periods selected by the Borrower pursuant to Section 2.01(b) or Section 2.01(d) which commence on the first day of such Loan or the effective date of any conversion and end on the last day of such time period, and thereafter, each subsequent time period selected by the Borrower pursuant to Section 2.01(e) which commences at the end of the last day of the immediately preceding time period and ends on the last day of that time period.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons that are not wholly-owned Subsidiaries (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Securities or other securities (including Equity Securities or other securities of CBII), to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Joinder Agreement” shall have the meaning given to that term in Section 5.01(i)

“Landec” shall mean Landec Corporation, a California corporation.

“Latin American Subsidiaries” shall mean and include direct or indirect Subsidiaries of the Borrower which are organized in any of the following jurisdictions: Bahamas, British Virgin Islands, Cayman Islands, Chile, Colombia, Costa Rica, Cuba, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, and Venezuela.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Revolving Proportionate Share.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” shall mean Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including any Non-US Currency Unreimbursed Amounts), including all L/C Borrowings.

“Lender Obligations” shall have the meaning given to that term in Section 2.15(c).

“Lender Rate Contracts” means one or more Rate Contracts (whether or not in respect to the Indebtedness evidenced by this Agreement) between one or more of the Loan Parties and one or more of the Lenders or a Lender’s Affiliate on terms agreed to between such Loan Party and any such Lender or Lender’s Affiliate; provided, however, that if a Lender ceases to be a Lender, Lender Rate Contracts shall not include Rate Contracts between any Loan Party and such former Lender or any Affiliate of such former Lender. Each Lender Rate Contract shall not qualify as a Credit Document for the purposes of this Agreement or any other Credit Document or any Obligations in connection therewith; provided, however, obligations under Lender Rate Contracts shall be secured by the Security Documents to the extent set forth in Section 2.15(a).

“Lenders” shall have the meaning given to that term in the introductory paragraph hereof and includes, unless the context otherwise requires, the L/C Issuer and the Swing Line Lender.

“Letter of Credit” shall mean any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” shall mean the day that is 30 days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the preceding Business Day).

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of the Total Commitments and $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

“LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(c).

“LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of 1%) of (a) the rate per annum appearing on the Telerate Page 3750 (or such other display screen as may replace Page 3750 on Telerate Access Service or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be (in each case, rounded upward if necessary to the nearest 1/16 of 1%), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.

“Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Loan” shall mean a Revolving Loan or a Swing Line Loan.

“Loan Account” shall have the meaning given to that term in Section 2.09(a).

“Loan Parties” shall mean and include the CBII Entities that execute or are required to execute this Agreement, a Security Agreement, a Pledge Agreement, any Intellectual Property Security Agreement, the Guarantee Agreement, or any other Credit Document. For avoidance of doubt, the term “Loan Parties” does not include Pledged Persons that execute acknowledgments to the Pledge Agreements.

“Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.

“Material Adverse Change” shall mean (a) a change in the business, operations, assets, liabilities or condition (financial or otherwise) of the CBII Entities, taken as a whole, or the Collateral, which in either case would materially and adversely affect the ability of the CBII Entities, taken as a whole, to perform their obligations under the Credit Documents, or (b) a material adverse change in the rights and remedies of the Administrative Agent or any Lender thereunder.

“Material Adverse Effect” shall mean (a) an effect on the business, operations, assets, liabilities or condition (financial or otherwise) of the CBII Entities, taken as a whole, or the Collateral, which in either case would materially and adversely affect the ability of the CBII Entities, taken as a whole, to perform their obligations under the Credit Documents, or (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender thereunder.

“Material Documents” shall mean the articles of incorporation, certificate of incorporation, by-laws, limited liability company operating agreement, and other organizational documents of the Significant Parties.

“Maturity” or maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by the Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

“Mundimar” shall mean Mundimar S.A., a Costa Rica company.

“Net Cash Proceeds” shall mean:

(a) with respect to any asset sale, the aggregate cash proceeds received by any of the CBII Entities (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any asset sale), net of the direct costs relating to such asset sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions, any tax sharing arrangements and amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such asset sale and appropriate amounts to be provided by any CBII Entity as a reserve against any liabilities associated with such asset sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to Environmental Laws and liabilities under any indemnification obligations associated with such asset sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Equity Securities, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” shall mean with respect to any fiscal period, the net income of a Person determined in accordance with GAAP.

“New York Non-US Currency Exchange Market” shall mean the interbank foreign exchange market where foreign currencies are bought and sold in New York City by financial institutions and brokers.

“Non-Consenting Lender” shall have the meaning given to that term in Section 8.04(a).

“Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.03(b)(iii).

“Non-US” shall mean a jurisdiction other than and outside the US.

“Non-US Currency” means, with respect to a Non-US Currency Letter of Credit or any reimbursement made or to be made with respect to such Non-US Currency Letter of Credit, the currency applicable to that Non-US Currency Letter of Credit.

“Non-US Currency Business Day” means any Business Day on which dealings in deposits in the applicable Non-US Currency are conducted by and among banks in the Designated Non-US Currency Market.

“Non-US Currency Equivalent” means, as of any date of determination, the equivalent amount in Dollars of a Non-US Currency Letter of Credit using the currency exchange rate for such date for the applicable currency in the New York Non-US Currency Exchange Market in trading among banks in amounts of $50,000 or more, set at 11:00 A.M. London Time two Non-US Currency Business Days prior to the date of determination, or, if not so set for such date, as otherwise reasonably determined by the Administrative Agent.

“Non-US Currency Letter of Credit” means a Letter of Credit issued or to be issued in (a) British pounds sterling, (b) Australian dollars, (c) euros or (d) such other currency (other than Dollars) as may be acceptable to all of the Lenders in their sole and absolute discretion.

“Non-US Currency Letter of Credit Sublimit” shall mean an amount equal to 50% of the Letter of Credit Sublimit as in effect from time to time. The Non-US Currency Letter of Credit Sublimit is part of, and not in addition to, the Letter of Credit Sublimit; and in Administrative Agent’s sole and absolute discretion, such Non-US Currency Letter of Credit Sublimit can be increased above the limit (but in no event above the Letter of Credit Sublimit), or decreased back down to the limit set forth in the preceding sentence.

“Non-US Currency Market” means a regular established market located outside the US by and among banks for the solicitation, offer and acceptance of Non-US Currency deposits in such banks.

“Non-US Currency Unreimbursed Amount” shall have the meaning given in Section 2.03(c)(i).

“Non-US Plan” shall mean any employee benefit plan maintained or contributed to by any Significant Party which is mandated or governed by any Governmental Rule of any Governmental Authority other than the US or any Governmental Authority or political subdivision thereof.

“Non-US Subsidiaries” shall mean and include direct or indirect Subsidiaries of the Borrower which are organized in a jurisdiction other than the US or any state thereof.

“Note” shall mean a Revolving Loan Note or a Swing Line Note.

“Notice of Borrowing” shall mean a Notice of Revolving Loan Borrowing or a Notice of Swing Line Borrowing.

“Notice of Interest Period Selection” shall mean a Notice of Revolving Loan Interest Period Selection.

“Notice of Revolving Loan Borrowing” shall have the meaning given to that term in Section 2.01(b).

“Notice of Revolving Loan Conversion” shall have the meaning given to that term in Section 2.01(d).

“Notice of Revolving Loan Interest Period Selection” shall have the meaning given to that term in Section 2.01(e).

“Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit D hereto.

“Notification” shall have the meaning given to that term in Section 8.01(b).

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Borrower to the Administrative Agent or any Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against the Borrower), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrower hereunder and thereunder; but excluding Lender Rate Contracts, and Guarantees provided by financial institutions to Guarantee the payment of Governmental Charges or other regulatory obligations in the normal course of business.

“Officer” shall mean, with respect to CBII or the Borrower, (i) the Chairman of the Board, any Vice Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, or the Treasurer, and (ii) any Assistant Treasurer, or the Secretary or any Assistant Secretary. Any document delivered hereunder that is signed by an Officer of CBII or the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company, and/or other action on the part of CBII or the Borrower and such Officer shall be conclusively presumed to have acted on behalf of CBII or the Borrower as the case may be.

“Officers’ Certificate” shall mean a certificate signed by one Officer listed in clause (i) of the definition thereof and one Officer listed in clause (ii) of the definition thereof or two officers listed in clause (i) of the definition thereof.

“Other Taxes” shall have the meaning given to that term in Section 2.13(b).

“PACA” shall mean the Perishable Agricultural Commodities Act, 7 U.S.C. Section 499.

“Parallel Obligations” shall have the meaning given to the term in Section 2.15(c).

“Parallel Security” shall have the meaning given to the term in Section 2.15(c).

“Parent Guarantee Agreement” shall mean the Guarantee Agreement executed by CBII and delivered by the Borrower pursuant to Section 3.01(a), substantially in the form of Exhibit J hereto.

“Participants” shall have the meaning given to that term in Section 8.05(b).

“Participation Seller” shall have the meaning given to that term in Section 8.15(a).

“Patent Security Agreement” shall mean the Patent Security Agreement executed by a grantor and delivered by the Borrower, as the same may be amended, restated and supplemented or modified from time to time, and substantially in the form of Exhibit N hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Significant Party or any ERISA Affiliate or to which any Significant Party or any ERISA Affiliate contributes or has an obligation to contribute, or solely in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d).

“Permitted Asset Disposition” shall mean any asset disposition permitted under Section 5.02(c).

“Permitted Indebtedness” shall include all Indebtedness that is permitted to be created, incurred, assumed, or to exist in accordance with Section 5.02(a).

“Permitted Joint Venture” shall mean the Persons listed on Schedule IV as well as any Person (a) 50% or less of whose Equity Securities are owned directly or indirectly by a Borrower Entity, (b) that if allowed to make Distributions, dividends, and loans to Equity Security holders, the Borrower Entity that holds the Equity Securities in such Person is entitled to receive Distributions, dividends, and loans at least equal to a pro rata proportion of such Borrower Entity’s Equity Securities in such Person, and (c) for which no Borrower Entity has liability, primarily, secondarily, or otherwise, for the Funded Debt or other obligations of such Person.

“Permitted Liens” shall mean Liens that fall within any one of the following categories (whether or not such Liens could fall within one or more other categories, and if a Lien could qualify for more than one of the following categories, the Borrower may designate which category the Lien qualifies for without such Lien counting against other categories):

(i) any Liens on assets existing on September 28, 2004 and listed in Schedule 5.02(b), except that any unlisted immaterial Liens shall also constitute Permitted Liens;

(ii) Liens on assets acquired after September 28, 2004 that were existing at the time of the acquisition of such asset by a Borrower Entity; provided such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(iii) Liens on assets to secure the purchase price of such assets to be acquired, which Liens cover only the assets acquired with such Indebtedness, and Liens on assets to secure Capital Lease obligations which Liens cover only the assets so acquired by Capital Lease;

(iv) Liens on an entity or its assets existing at the time the entity becomes a Subsidiary or is merged with any Borrower Entity, or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged with any Borrower Entity;

(v) statutory Liens of landlords and carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens (a) arising in the ordinary course of business and (b) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings;

(vi) judgment Liens and other similar Liens arising in the ordinary course of business; provided that (a) the enforcement of the Liens is stayed, (b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings, and (c) the judgment would not otherwise constitute a Default;

(vii) Liens for taxes, assessments or Governmental Charges not yet due and payable or being contested in good faith; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(viii) Liens on property of a Non-US Subsidiary to secure Indebtedness of that Non-US Subsidiary that is otherwise permitted under the terms hereof;

(ix) Liens on Non-US bank accounts in accordance with customary banking practice;

(x) easements, rights-of-way, restrictions and other similar encumbrances to the extent they are incurred in the ordinary course of business;

(xi) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xii) deposits and other Liens to secure Surety Instruments and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar obligations incurred in the ordinary course of business;

(xiii) Liens granted on assets of any Borrower Entity created in favor of Lenders or Administrative Agent;

(xiv) Liens on the assets of any of GWF or its Subsidiaries securing Indebtedness in an aggregate amount not to exceed (a) $40,000,000 plus (b) an amount equal to the amount of Indebtedness outstanding on September 28, 2004 secured by Liens on the assets of any of GWF or its Subsidiaries to the extent such Indebtedness has been repaid and/or refinanced after September 28, 2004 with Indebtedness incurred by any Borrower Entity which is not so secured by Liens on the assets of any of GWF or its Subsidiaries;

(xv) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been terminated or the period within which such proceedings may be initiated shall not have expired;

(xvi) Liens to secure Hedging Obligations incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, Non-US currency risk or financial and other similar risks (including commodity risks); provided that with respect to Hedging Obligations with respect to Indebtedness such Liens do not extend to property or assets other than the property or assets securing such Indebtedness;

(xvii) Liens in favor of customs and revenue authorities arising as a matter of law to serve as payment of custom duties in connection with the importation of goods;

(xviii) leases, subleases or licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of any Borrower Entity;

(xix) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases;

(xx) Liens in favor of any Borrower Entity;

(xxi) Liens on receivables assets of any Non-US Subsidiary securing receivables obligations of any Non-US Subsidiary;

(xxii) Liens securing Indebtedness which is incurred to refinance secured Indebtedness outstanding on or after September 28, 2004 and refinancings thereof; provided that the amount of such Indebtedness is not increased and such Liens do not extend to or cover any property or assets of any Borrower Entity other than the property or assets securing the Indebtedness being refinanced;

(xxiii) additional Liens to secure Indebtedness in an amount up to $75,000,000 plus an amount equal to the product of (a) 150% multiplied by (b) the trailing four quarter Borrower EBITDA (at the time such Lien is incurred) in excess of $133,000,000; provided that the amount available for these Liens must be reduced by all sale-leaseback transactions;

(xxiv) statutory Liens of vendors of perishable agricultural commodities or the like (a) arising pursuant to the provisions of PACA, (b) arising in the ordinary course of business and (c) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings; and

(xxv) Liens securing intercompany obligations (a) of any of Borrower’s direct or indirect Non-US Subsidiaries to Borrower or CBII, or (b) between or among any of Borrower’s direct or indirect Non-US Subsidiaries.

“Permitted Sales” shall have the meaning given to that term in Section 2.07(c)(ii).

“Person” means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including a Governmental Authority or political subdivision or an agency or instrumentality thereof.

“Platform” shall have the meaning given to that term in Section 8.01(b).

“Pledge Agreements” shall mean and include the Pledge Agreements executed by Pledgors and delivered by the Borrower or such other Person pursuant to Sections 2.15(b), 3.01(a) or 5.01(i), as the case may be, as the same may be amended, restated, supplemented or modified from time to time, substantially in one of the forms attached hereto as Exhibit I-1 and Exhibit I-2.

“Pledged Equity Securities” shall have the meaning given to that term in Section 3.01(a)(v).

“Pledged Intercompany Notes” shall have the meaning given to that term in Section 3.01(a)(v).

“Pledged Persons” shall mean and include (i) Borrower and the other Persons listed on Schedule V, (ii) US Subsidiaries of the Borrower formed, acquired, or becoming US Subsidiaries of the Borrower after the Closing Date, (iii) Significant Non-US Subsidiaries of the Borrower formed, acquired, or becoming Significant Non-US Subsidiaries of the Borrower after the Closing Date (provided, however, that notwithstanding anything to the contrary herein, none of GWF’s Subsidiaries shall be Pledged Persons and no Pledge Agreement shall be executed with respect to the Equity Securities of any of GWF’s Subsidiaries; provided further that notwithstanding anything to the contrary herein, if by virtue of a pledge of 100% or less of the non-voting Equity Securities or 65% or less of the voting Equity Securities of a Significant Non-US Subsidiary a Section 956 Issue will result with respect to such Significant Non-US Subsidiary or its direct Non-US parent, such Significant Non-US Subsidiary shall not be one of the Pledged Persons and no Pledge Agreement shall be executed with respect to the Equity Securities of such Significant Non-US Subsidiary; provided further that if some or all of the Equity Securities of a Borrower Entity that directly or indirectly owns Equity Securities of such Significant Non-US Subsidiary are not the subject of a Pledge Agreement and may be pledged to the Administrative Agent without resulting in a Section 956 Issue, such Borrower Entity shall become one of the Pledged Persons; and provided further that if a Significant Non-US Subsidiary is a Guarantor it shall not be required to be one of the Pledged Persons and no Pledge Agreement need be executed with respect to the Equity Securities of such Significant Non-US Subsidiary).

“Pledgors” shall mean and include Persons executing Pledge Agreements in which they pledge to the Administrative Agent (i) 100% of their Equity Securities in Pledged Persons consisting of the Borrower or US Subsidiaries of the Borrower or (ii) 100% of their non-voting Equity Securities and 65% of their voting Equity Securities in Pledged Persons consisting of Significant Non-US Subsidiaries of the Borrower.

“Pricing Grid” shall mean:

Pricing Grid

(rates are expressed in basis points (bps) per annum)

Tier	Borrower Leverage Ratio	Applicable Margin for LIBOR Loans (bps)	Applicable Margin for Base Rate Loans (bps)	Commitment Fee (bps)
1	< .50	125.0	0.0	25.0
2	≥ .50 < 1.00	150.0	25.00	30.0
3	≥ 1.00 < 1.50	175.0	50.00	35.0
4	≥ 1.50 < 2.00	200.0	75.00	40.0
5	≥ 2.00	250.0	125.0	50.0

Any increase or decrease in the Applicable Margin resulting from a change in the Borrower Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Sections 5.01(a) or 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 5 shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate in the form of Exhibit G-1 (in respect of Section 5.01(a)) or Exhibit G-2 (in respect of Section 5.02(d)(ii)) hereto and after such delivery the Applicable Margin shall be based on the Borrower Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition.

“Prime Rate” shall mean the per annum rate at any time the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each change in the Prime Rate occurs.

“Principal Trademarks” shall mean those trademarks listed on Schedule 5.01(g) hereto, which may be updated hereafter upon the agreement of the Borrower and the Administrative Agent.

“Pro Forma Compliance” shall mean:

(a) with respect to the Borrower Leverage Ratio, on any date of determination, the Borrower would have been in compliance with the Borrower Leverage Ratio covenant set forth in Section 5.03(a) of this Agreement as at the end of the four-quarter period ending on the day that is the close of the most recent fiscal quarter ending prior to such determination date if the Borrower Funded Debt outstanding on such date of determination (after giving effect to any Funded Debt and use of proceeds from the Funded Debt to be incurred for the event requiring such measurement or on such date of determination) were outstanding on the last day of the most recent fiscal quarter;

(b) with respect to the Consolidated Leverage Ratio, on any date of determination, the Borrower would have been in compliance with the Consolidated Leverage Ratio covenant set forth in Section 5.03(b) of this Agreement as at the end of the four-quarter period ending on the day that is the close of the most recent fiscal quarter ending prior to such determination date if the Consolidated Funded Debt outstanding on such date of determination (after giving effect to any Funded Debt and use of proceeds from the Funded Debt to be incurred for the event requiring such measurement or on such date of determination) were outstanding on the last day of the most recent fiscal quarter;

(c) with respect to the Fixed Charge Coverage Ratio, on any date of determination, the Borrower would have been in compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 5.03(c) of this Agreement as at the end of the four-quarter period ending on the day that is the close of the most recent fiscal quarter ending prior to such determination date if all asset dispositions, acquisitions, and Distributions in accordance with Sections 5.02(c), (d), and (f), respectively, of this Agreement (after giving effect to any such asset dispositions, acquisitions, and Distributions to occur for the event requiring such measurement or on such date of determination) occurred on the first day of the most recently completed four quarter period; and

(d) with respect to Consolidated Shareholders Equity, on any date of determination, the Borrower would have been in compliance with the Minimum Consolidated Shareholders Equity covenant set forth in Section 5.03(d) of this Agreement on the last day of the most recent fiscal quarter prior to such determination date after giving effect, as applicable, to all Distributions, Permitted Asset Dispositions under Section 5.02(c)(vi), and Permitted Acquisitions for which a determination is required under Section 5.02(d) after such last day of the most recent fiscal quarter up to and including such date of determination.

“Proposed Change” shall have the meaning given to that term in Section 8.04(a).

“Rabobank” shall have the meaning given to that term in the introductory paragraph hereof.

“Rate Contract “ shall mean any agreement with respect to Hedging Obligations, including any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Reduction Notice” shall have the meaning given to that term in Section 2.05(a).

“Register” shall have the meaning given to that term in Section 8.05(d).

“Relevant Loss” shall have the meaning given to that term in Section 2.07(c)(iii).

“Relevant Sale” shall have the meaning given to that term in Section 2.07(c)(ii).

“Reportable Event” shall have the meaning given to that term in Title IV of ERISA and applicable regulations thereunder for which notice thereof has not been waived pursuant to applicable regulations.

“Required Lenders” shall mean, at any time, the Lenders whose Revolving Proportionate Shares then exceed 50%, except at any time any Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Lenders,” and “Required Lenders” shall mean non-Defaulting Lenders having total Revolving Proportionate Shares exceeding 50% of the total Revolving Proportionate Shares of all non-Defaulting Lenders.

“Requirement of Law” applicable to any Person shall mean (a) the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Borrowing” shall mean a borrowing by the Borrower consisting of the Revolving Loans made by each of the Lenders on the same date and of the same Type pursuant to a single Notice of Revolving Loan Borrowing.

“Revolving Loan Maturity Date” shall mean January 5, 2010.

“Revolving Loan Note” shall have the meaning given to that term in Section 2.09(b).

“Revolving Proportionate Share” shall mean:

(a) With respect to any Lender at any time prior to the earlier of the Revolving Loan Maturity Date and the date the Commitments are reduced to zero pursuant to Section 2.07 or 6.01, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Commitment at such time to (ii) the Total Commitment at such time; and

(b) With respect to any Lender at any time after the Revolving Loan Maturity Date or the date the Commitments are reduced to zero pursuant to Section 2.07 or 6.01, the ratio

(expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, and (C) such Lender’s Revolving Proportionate Share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.

The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I hereto.

“Rules” shall have the meaning given to that term in Section 8.15(b).

“Section 956 Issue” shall mean that the granting of a pledge of Equity Securities or the execution of a Guarantee Agreement by a Non-US Subsidiary results in the pledged or pledging Non-US Subsidiary or the Non-US Subsidiary guarantor being deemed to have made a dividend to its first tier US equity owner pursuant to IRC Section 956, and related sections of the IRC and the regulations promulgated thereunder.

“Security Agreements” shall mean and include the Security Agreements executed by (a) Borrower, (b) CBII, or (c) US Subsidiaries and delivered by the Borrower or such other Person pursuant to Sections 2.15(b), 3.01(a) or 5.01(i), as the case may be, as the same may be amended, restated, supplemented or modified from time to time, substantially in the form of Exhibit L hereto.

“Security Documents” shall mean and include the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreement, and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements) delivered to the Administrative Agent or any Lender in connection with any Collateral or to secure the Obligations or any Guarantee of the Obligations, as the same may be amended, restated, supplemented or modified from time to time.

“Seneca Foods” shall mean Seneca Foods Corporation, a New York corporation.

“Senior Notes (7.5%)” shall mean the 7.5% Senior Notes due 2014 of CBII.

“Senior Notes (10.56%)” shall mean the 10.56% Senior Notes due 2009 of CBII, fully retired as of December 3, 2004.

“Senior Notes (7.5%) Repurchases” shall mean the Board of Directors approved repurchases of the Senior Notes (7.5%).

“Senior Notes (10.56%) Repurchases” shall mean the Board of Directors approved redemption and/or repurchases of the Senior Notes (10.56%).

“Servicios Chile” shall mean Servicios Chiquita-Enza Chile Limitada, a Chile Limitada.

“Significant European Subsidiaries” shall mean and include Significant Subsidiaries that are European Subsidiaries.

“Significant Latin American Subsidiaries” shall mean and include Significant Subsidiaries that are Latin American Subsidiaries.

“Significant Non-US Subsidiaries” shall mean and include Significant European Subsidiaries, Significant Latin American Subsidiaries, and Significant Other Non-US Subsidiaries.

“Significant Other Non-US Subsidiaries” shall mean and include Significant Subsidiaries that are not Significant US Subsidiaries, Significant European Subsidiaries, or Significant Latin American Subsidiaries.

“Significant Parties” or “Significant Party” shall mean and include CBII, the Borrower, and Significant Subsidiaries.

“Significant Revenue” shall mean, with respect to any Subsidiary, annual gross revenue exceeding the Dollar equivalent of $10,000,000 as at the end of the most recent fiscal year.

“Significant Subsidiaries” shall mean and include Chiquita Fresh Cut, L.L.C. and the Subsidiaries set forth on Schedule 4.01(q) hereto, and each other direct or indirect Subsidiary that at any date of determination, meets any of the following criteria:

(a) for the most recent fiscal year generated gross revenue (excluding intercompany sales among the CBII Entities) exceeding the Dollar equivalent of $40,000,000; or

(b) as at the end of the most recent fiscal year, owned assets (excluding intercompany investments in and intercompany receivables from the CBII Entities) exceeding the Dollar equivalent of $15,000,000.

“Significant US Subsidiaries” shall mean and include all direct or indirect Significant Subsidiaries of the Borrower which are organized under the laws of the US or any state thereof.

“Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the assets of such Person is greater than the fair value of the probable liabilities (including contingent, subordinated, matured and unliquidated liabilities but not intercompany payables and obligations) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature or (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“Standby Letter of Credit Fee Percentage” shall mean, with respect to any Standby Letter of Credit, the per annum percentage equal to the Applicable Margin for LIBOR Loans as in effect from time to time. The Standby Letter of Credit Fee Percentages shall be determined as provided in the Pricing Grid and may change from time to time. For avoidance of doubt, the Standby Letter of Credit Fee Percentage in effect shall be determined based upon Tier 2 of the Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

“Stock and Warrant Repurchases” shall mean repurchases of CBII common stock and warrants to subscribe for CBII common stock as may be approved by CBII’s Board of Directors from time to time.

“Subsidiary” shall mean (a) any Person (including a corporation, partnership, limited liability company or other entity) more than 50% of whose Equity Securities having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such Person is at the time owned by such Person directly or indirectly through Subsidiaries, or (b) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of Borrower.

“Subsidiary Guarantee Agreements” shall mean, collectively, each Guarantee Agreement executed by each Guarantor other than CBII and delivered by the Borrower pursuant to Section 3.01(a) or Section 5.01(i), as the case may be, and substantially in one of the forms attached hereto as Exhibit K-1 and Exhibit K-2.

“Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guarantees, shipside bonds, surety bonds (other than bonds for workers’ compensation or other ordinary course governmental obligations) and similar instruments.

“Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.

“Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall mean the meaning specified in Section 2.04(a).

“Swing Line Note” shall have the meaning given to that term in Section 2.09(c).

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the Total Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Commitment.

“Syndication Agent” shall mean Wachovia, acting its capacity as syndication agent.

“Synthetic Lease” shall mean each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a Capital Lease and accounts for its interest in the property covered thereby for Federal income tax purposes as the owner.

“Synthetic Lease Interest Component” shall mean, with respect to any Person for any period, the portion of rent paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as Capital Leases under GAAP.

“Synthetic Lease Obligation” shall mean, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a Capital Lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Synthetic Lease Principal Component” shall mean, with respect to any Person for any period, the portion of rent (exclusive of the Synthetic Lease Interest Component) paid or payable (without duplication) for such period under Synthetic Leases of such Person that would be treated as principal in accordance with Financial Accounting Standards Board Statement No. 13 if such Synthetic Leases were treated as Capital Leases under GAAP.

“Taxes” shall have the meaning given to such term in Section 2.13(a).

“Temporary Cash Investments” shall mean:

(a) investments in marketable direct obligations issued or guaranteed by the US, or of any Governmental Authority or political subdivision thereof, maturing within 18 months of the date of purchase;

(b) investments in certificates of deposit issued by a bank organized under the laws of the US or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A-1 by Standard & Poor’s Ratings Group (“S&P”) and P-1 by Moody’s Investors Service, Inc. (“Moody’s”) (or their equivalent) (any such bank, an “Approved Bank”) maturing within 365 days of purchase;

(c) repurchase obligations with a term of not more than seven days for underlying Equity Securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank;

(d) commercial paper or finance company paper issued by any Person incorporated under the laws of the US or any state thereof and rated at least A-1 by S&P and P-1 by Moody’s (or their equivalent) maturing within 365 days of purchase;

(e) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds’ assets in the Investments described in the preceding clauses (a) through (d); and

(f) in the case of the Borrower’s Non-US Subsidiaries, similar short term investments made in the ordinary course of business or with a commercial bank organized under the laws of any Non-US jurisdiction which is a member of the OECD, or a political subdivision of any such Non-US jurisdiction, and having a combined capital and surplus of at least the equivalent of $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD.

“Total Commitment” shall mean, at any time, One Hundred Fifty Million Dollars ($150,000,000) or, if such amount is reduced pursuant to Section 2.05(a) or (b) or increased pursuant to Section 2.02, the amount to which so reduced or increased (as applicable) and in effect at such time.

“Trademark Security Agreement” shall mean the Trademark Security Agreement executed and delivered by the Borrower, as the same may be amended, restated, supplemented or modified from time to time, and substantially in the form of Exhibit O hereto.

“Type” shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect, from time to time, in the State of New York; provided that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s or any Lender’s security interest and Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unreimbursed Amount” shall have the meaning given to that term in Section 2.03(c)(i).

“Unused Commitment” shall mean, at any time, the remainder of (a) the Total Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time. For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Commitment.

“US” shall mean the United States of America.

“US IP Collateral” shall have the meaning given to that term in Section 4.01(i)(iii).

“US Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I hereto (or, in the case of any Lender which becomes a Lender by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable Assignment Agreement) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.

“US Subsidiaries” shall mean and include direct or indirect Subsidiaries of the Borrower which are organized under the laws of the US or any state thereof, other than De minimis US Subsidiaries.

“Wachovia” shall have the meaning given to that term in the introductory paragraph hereof.

“Wells Fargo” shall have the meaning given to that term in the introductory paragraph hereof.

1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, applied in a consistent manner with the principles used in the preparation of the Financial Statements used in Section 4.01(h). If GAAP as in effect on September 28, 2004 (or such later GAAP agreed to by the parties) changes such that any Financial Covenants would then be calculated in a different manner or with different components, the parties will agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those Financial Covenants based on criteria for evaluating any CBII Entity’s financial condition and performance to substantially the same criteria as were in effect prior to such change in GAAP; provided, however, that, until the parties so agree or if the parties cannot agree, all such Financial Covenants shall be calculated in accordance with GAAP as in effect on September 28, 2004 (or such later GAAP agreed to by the parties).

1.03. Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean San Francisco, California time, unless otherwise indicated.

1.06. Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.

1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrower, the Lenders, the Administrative Agent and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrower, any Lender or the Administrative Agent.

1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrower, the Lenders and the Administrative Agent and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth therein, the commitment letter dated as of November 23, 2004 between the Borrower and the Administrative Agent, but excluding the Administrative Agent’s Fee Letter.

1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Prime Rate, such interest and fees shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.

1.10. References.

(a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.

(b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby.

(c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.

(d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.

1.11. Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.

1.12. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.13. Co-Lead Arrangers, Documentation Agent and Syndication Agent. Any reference to Co-Lead Arranger, Documentation Agent, or Syndication Agent in any of the Credit Documents shall be solely for titular purposes and Wells Fargo and Wachovia, as Co-Lead Arrangers, Rabobank, as Documentation Agent, and Wachovia, as Syndication Agent, shall have no obligations under this Agreement in such capacity.

ARTICLE II. CREDIT FACILITIES.

2.01. Revolving Loan Facility.

(a) Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrower from time to time during the period beginning on the Closing Date up to, but not including the Revolving Loan Maturity Date, such loans in Dollars as the Borrower may request under this Section 2.01 (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender at any time outstanding and (B) such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at any time outstanding shall not exceed such Lender’s Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Total Commitment at such time. All Revolving Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Lender equal to such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b) Notice of Revolving Loan Borrowing. The Borrower shall request each Revolving Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice in the form of Exhibit A hereto, duly executed by an Officer of the Borrower and appropriately completed (a “Notice of Revolving Loan Borrowing”), which specifies, among other things:

(i) The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of (A) $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $3,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of a Borrowing consisting of LIBOR Loans;

(ii) Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

(iii) If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv) The date of the requested Revolving Loan Borrowing, which shall be a Business Day.

The Borrower shall give each Notice of Revolving Loan Borrowing to the Administrative Agent not later than 9:00 a.m. at least three Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 9:00 a.m. at least one Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans. Each Notice of Revolving Loan Borrowing shall be delivered by first-class mail, or facsimile or e-mail transmission to the Administrative Agent at the facsimile number, e-mail address, and/or address specified on Schedule VII and during the hours specified in Section 8.01; provided, however, that the Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent by first-class mail the original of any Notice of Revolving Loan Borrowing initially delivered by facsimile or e-mail transmission. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Borrowing and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.

(c) Revolving Loan Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:

(i) During such periods as such Revolving Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and

(ii) During such periods as such Revolving Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.

The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed 10 at any time.

(d) Conversion of Revolving Loans. Subject to Section 2.14, the Borrower may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default, and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.14. The Borrower shall request such a conversion by delivering an irrevocable written notice to the Administrative Agent in the form of Exhibit B hereto, duly executed by an Officer of the Borrower and appropriately completed (a “Notice of Revolving Loan Conversion”), specifying, among other things:

(i) The Revolving Loan Borrowing which is to be converted;

(ii) The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;

(iii) If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrower for such LIBOR Loans in accordance with Section 2.01(e); and

(iv) The date of the requested conversion, which shall be a Business Day.

The Borrower shall give each Notice of Revolving Loan Conversion to the Administrative Agent not later than 9:00 a.m. at least three Business Days before the date of the requested conversion. Each Notice of Revolving Loan Conversion shall be delivered by first-class mail or facsimile or e-mail transmission to the Administrative Agent at the facsimile number, e-mail address, and/or address specified on Schedule VII and during the hours specified in Section 8.01; provided, however, that the Borrower shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent by first-class mail the original of any Notice of Revolving Loan Conversion initially delivered by facsimile or e-mail transmission. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Conversion.

(e) LIBOR Loan Interest Periods.

(i) The initial and each subsequent Interest Period selected by the Borrower for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one, two, three or six months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (C) no Interest Period shall end after the Revolving Loan Maturity Date.

(ii) The Borrower shall notify the Administrative Agent by an irrevocable written notice in the form of Exhibit C hereto, duly executed by an Officer of the Borrower and appropriately completed (a “Notice of Revolving Loan Interest Period Selection”), not later than 9:00 a.m. at least three Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans of the Interest Period selected by the Borrower for the next succeeding Interest Period for such LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Revolving Loan Interest Period Selection shall be given by first-class mail or facsimile or e-mail transmission to the Administrative Agent at the facsimile number, e-mail address, and/or address and during the hours specified in Schedule VII; provided, however, that the Borrower shall, if requested by the Administrative Agent, promptly deliver to the Administrative Agent by first-class mail the original of any Notice of Revolving Loan Interest Period Selection initially delivered by facsimile or e-mail transmission. If (A) the Borrower fails to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(e) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) at the end of the last day of the current Interest Period therefor. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Revolving Loan Interest Period Selection.

(f) Scheduled Revolving Loan Payments. The Borrower shall repay the principal amount of the Revolving Loans on the Revolving Loan Maturity Date. The Borrower shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each quarter, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three months, every three months after the first day of such Interest Period); and (iii) in the case of all Revolving Loans, upon prepayment (to the extent thereof) and at maturity. All interest that is not paid when due shall be due on demand.

(g) Purpose. The Borrower shall use the proceeds of the Revolving Loans to: (i) provide for the working capital, Capital Expenditures and general purpose needs of any Borrower Entity; (ii) pay fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iii) finance Permitted Acquisitions and related expenses; (iv) notwithstanding any continuing Event of Default, finance, through Distributions, loans, or other transfers to CBII, CBII Overhead Expenses; and (v) subject to no continuing Event of Default and compliance with Section 5.02(f), finance, through Distributions, loans, or other transfers to CBII, any working capital and general corporate needs of CBII, including (A) Distributions to shareholders of CBII and Stock and Warrant Repurchases and (B) interest payments on the Senior Notes (7.5%).

2.02. Increases of the Commitment; Adjustments to Commitment.

(a) Increases of Commitment.

(i) Following the Closing Date, the Borrower may from time to time through January 5, 2010, propose to increase the aggregate amount of the Commitment in accordance with this Section; provided that (a) no Event of Default has occurred and is continuing (or shall occur as a result of the Increased Commitment (as defined below), and (b) the Borrower shall be in pro forma compliance with all covenants set forth in Sections 5.02(a) and (b) of this Agreement, and in Pro Forma Compliance with the Financial Covenants.

(ii) The aggregate principal amount of the increases to the Commitment made pursuant to this Section 2.02 (the amount of any such increase, the “Increased

Commitment”), shall not exceed $50,000,000. The Borrower shall provide at least 30 days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) of any requested Increased Commitment.

(b) Adjustment to Commitment.

(i) Each Lender shall have the right (but not the obligation), for a period of 10 days following receipt of the notice referred to in Section 2.02(a), to elect by written notice to the Borrower and the Administrative Agent to participate in the Increased Commitment pro rata according to its then-respective Revolving Proportionate Share. No Lender which fails to respond shall be deemed to have elected to increase its Commitment in response to a notice by the Borrower under this Section 2.02.

(ii) If any Lender party to this Agreement (whether at the Closing Date or by assignment thereafter) elects not to increase its Commitment pro rata according to its Revolving Proportionate Share pursuant to clause (i), the Borrower may designate one or more other lenders which qualify as Eligible Assignees (which may be, but need not be, existing Lenders) which at the time agrees to (a) in the case of any such designated Lender that is an existing Lender, increase its Revolving Proportionate Share of the Commitment and (b) in the case of any other such lender (an “Additional Lender”), become a party to this Agreement. The sum of the increases in the Revolving Proportionate Share of the existing Lenders pursuant to this clause (ii) plus the new commitments of the Additional Lenders, if any, shall not in the aggregate exceed the unsubscribed amount of the Increased Commitment, nor shall the Increased Commitment exceed the sum of the increases in the Revolving Proportionate Share of the existing Lenders pursuant to clause (i) and this clause (ii) plus the new commitments of the Additional Lenders.

(iii) An increase in the aggregate amount of the Commitment pursuant to this Section 2.02 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower signed by the Borrower, by each Additional Lender and by each existing Lender whose Revolving Proportionate Share of the Commitment is to be increased, setting forth the new Revolving Proportionate Share of the Commitment of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitment, amendments to any Credit Documents reasonably requested by the Administrative Agent in relation to the Increased Commitment solely to reflect such Increased Commitment (which amendments the Administrative Agent is hereby authorized to execute on behalf of the Lenders) and such opinions of counsel for the Borrower with respect to the Increased Commitment and other assurances as the Administrative Agent may reasonably request.

2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars (or in Non-US Currency) for the account of the Borrower, (2) to convert on the Closing Date the Existing Letters of Credit to Letters of Credit in Dollars (or if such Existing Letters of Credit have been issued in Non-US Currency, then in the applicable Non-US Currency) for the account of the Borrower as if such Letters of Credit were issued on the Closing Date on the terms and subject to the conditions of this Agreement, and in each case all Letter of Credit fees in accordance with Section 2.03(i) and 2.03(j) shall be applicable from and after the Closing Date, (3) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (4) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Commitment at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (z) either (A) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (B) the Effective Amount of the L/C Obligations in respect of Non-US Currency Letters of Credit would exceed the Non-US Currency Letter of Credit Sublimit. Within the foregoing limits, and on the terms and subject to the conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of general application of the L/C Issuer;

(E) only with respect to a request for a Non-US Currency Letter of Credit, the L/C Issuer determines that current or reasonably expected market conditions for the applicable Non-US Currency are unusually unstable or would make it unlawful, impossible or impracticable for the L/C Issuer to fund or hedge its obligations under the Non-US Currency Letter of Credit; or

(F) such Letter of Credit is: in a face amount less than (x) $50,000 (or the Dollar equivalent thereof on the date of issuance), in the case of a commercial Letter of Credit, or (y) $300,000 (or the Dollar equivalent thereof on the date of issuance), in the case of any other type of Letter of Credit or a Letter of Credit denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Officer of the Borrower. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 9:00 a.m., at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding

Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s then-current Revolving Proportionate Share times the amount of such Letter of Credit. The Administrative Agent shall promptly notify each Lender upon the issuance of a Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its reasonable discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date (and for avoidance of doubt, any Evergreen Letter of Credit to be renewed, whether automatically or at the request of the Borrower, to a date later than the Letter of Credit Expiration Date shall require the approval of all Lenders); provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing. Not later than 9:00 a.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (any reimbursement with respect to amounts drawn under a Non-US Currency Letter of Credit shall be paid in the applicable Non-US Currency, except that upon the occurrence and during the continuance of a Default, the Administrative Agent may require that any reimbursement be paid in Dollars). If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Revolving Proportionate Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount (provided that in the case of an Unreimbursed Amount in a Non-US Currency (a “Non-US Currency Unreimbursed Amount”), such amount shall be the amount of Dollars necessary to purchase the applicable Non-US Currency in the amount of the Non-US Currency Unreimbursed Amount plus any related transaction costs, all of which are the Borrower’s responsibility; any excess Dollars shall be forwarded to the Borrower), without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Revolving Loan Borrowing). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer), on a several basis, shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable upon demand by the Administrative Agent (together with interest) and shall bear interest at the Default Rate (provided that interest on any

Non-US Currency Unreimbursed Amount shall accrue based on the Non-US Currency Equivalent as of any date of determination of such Non-US Currency Unreimbursed Amount). In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03 (provided that in the case of any Non-US Currency Unreimbursed Amount, any such amount shall be such Lender’s Revolving Proportionate Share of the amount of Dollars deemed necessary by the Administrative Agent to purchase the applicable Non-US Currency in the amount of the Non-US Currency Unreimbursed Amount plus any related transaction costs all which are the Borrower’s responsibility; any excess Dollars shall be forwarded to the Borrower).

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the Obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. Without waiving Borrower’s right to later assert (by separate and independent action and not by way of setoff) any claims that it may have, the obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, the Credit Documents, or any other agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

(iii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(v) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly, and in any event prior to the L/C Issuer taking any applicable action with respect to such Letter of Credit, notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given before the action giving rise to such claims has been taken.

(f) Role of L/C Issuer. Each of the Borrower and the Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) which on its face appears to be in compliance with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Revolving Loan Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations. The Borrower hereby grants the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations. Cash collateral shall be maintained in blocked, interest bearing deposit accounts at Wells Fargo or other institutions satisfactory to it. The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default shall have occurred and be continuing. To the extent that such cash collateral exceeds the L/C Obligations as Letters of Credit expire or are replaced or L/C Obligations decrease, such excess cash collateral shall be released to, or as directed by, Borrower; provided, however, that no Event of Default shall exist and be continuing.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed to by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i) Standby Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Proportionate Share a Letter of Credit fee for each standby Letter of Credit equal to the Standby Letter of Credit Fee Percentage (plus an additional 2% per annum, if an Event of Default has occurred and is continuing) on the undrawn amount of such Letter of Credit (which amount shall be the Non-US Currency Equivalent in the case of Non-US Currency Letters of Credit), prorated, if applicable, in the case of a renewal date or an expiry date of less than one year. Such fee for each standby Letter of Credit shall be due and payable after the issuance thereof, and any renewal or extension thereof (whether by amendment, automatic or otherwise). The fee is due and payable quarterly in arrears with each payment for the preceding quarter due on the first Business Day of the calendar month immediately following such quarter, and is nonrefundable. Any increase or decrease in the standby Letter of Credit fee resulting from a change in the Borrower Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01(a) or Section 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 5 shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate and thereafter the standby Letter of Credit fee shall be based on the Borrower Leverage Ratio indicated on such Compliance Certificate until such time as the standby Letter of Credit fee is further adjusted as set forth in this subsection (i). Notwithstanding anything to the contrary herein, the standby Letter of Credit fee in effect shall be determined based upon Tier 2 of the

Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

(j) Commercial Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Proportionate Share a Letter of Credit fee for each commercial Letter of Credit equal to the Commercial Letter of Credit Fee Percentage on the undrawn amount of such Letter of Credit (which amount shall be the Non-US Currency Equivalent in the case of Non-US Currency Letters of Credit), prorated, if applicable, in the case of a renewal date or an expiry date of less than one year. Such fee for each commercial Letter of Credit shall be due and payable after the issuance thereof, and any renewal or extension thereof (whether by amendment, automatic or otherwise). The fee is due and payable quarterly in arrears with each payment for the preceding quarter due on the first Business Day of the calendar month immediately following such quarter, and is nonrefundable. Any increase or decrease in the commercial Letter of Credit fee resulting from a change in the Borrower Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01(a) or Section 5.01(d)(ii); provided, however, that if no Compliance Certificate is delivered within three days of when due in accordance with such Sections, then Tier 5 shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate and thereafter the commercial Letter of Credit fee shall be based on the Borrower Leverage Ratio indicated on such Compliance Certificate until such time as the commercial Letter of Credit fee is further adjusted as set forth in this subsection (j). Notwithstanding anything to the contrary herein, the commercial Letter of Credit fee in effect shall be determined based upon Tier 2 of the Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

(k) Issuance Fee; Documentary, Presentation, Amendment, and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account (i) an issuance fee in an amount with respect to each Letter of Credit (whether standby or commercial) equal to 0.125% per annum of the amount of such Letter of Credit (which amount shall be the Non-US Currency Equivalent in the case of Non-US Currency Letters of Credit), due and payable upon each L/C Credit Extension with respect to such Letter of Credit; and (ii) the customary, documentary, presentation, amendment, and processing fees, and other standard published costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect; provided, however that any Existing Letters of Credit converted on the Closing Date to Letters of Credit in accordance with Section 2.03(a)(i) shall not be subject to new or additional issuance, customary, documentary, presentation, amendment, or processing fees. Any applicable fees and charges are due and payable on demand and are nonrefundable.

(l) Non-US Currency Letters of Credit Computation of Non-US Currency Equivalent. The Administrative Agent will determine the Non-US Currency Equivalent with respect to any Non-US Currency Letter of Credit (i) as of the date of issuance thereof and (ii) as of the last Business Day of each week (“Computation Date”). The Administrative Agent will provide the Borrower with written notice of the amount determined pursuant to this Section 2.03(l) from time to time, including following the end of each fiscal quarter. Upon receipt of such notice and upon the request of the Administrative Agent, if the Non-US Currency Letter of Credit Sublimit shall be exceeded on any Computation Date, whether as a result of market fluctuation of the applicable Non-US Currency or otherwise, the Borrower shall (A) immediately prepay the Obligations in the manner set forth in Section 2.07(e) or, if requested by the Administrative Agent (B) Cash Collateralize the Obligations in the manner set forth in Section 2.03(g), in either case, in an aggregate principal amount equal to such excess.

(m) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04. Swing Line.

(a) The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Loan Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Total Commitment at such time, and (ii) the aggregate Effective Amount of the Revolving Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.07, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender, on a several basis, shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan; provided, however, that the Lenders shall not have an obligation to purchase risk participations from the Swing Line Lender if the relevant Swing Line Loan was made without consent of the Required Lenders during the existence of an Event of Default of which the Swing Line Lender has actual knowledge. The Borrower shall pay all outstanding principal on Swing Line Loans (which may be refinanced as provided in Section 2.04(c)) on the fifteenth day of each month (or, if such date is not a Business Day, the next Business Day) and the last Business Day of each month.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 9:00 a.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $250,000 or an integral multiple of $50,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by an Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 12:00 noon on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to act on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Proportionate Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitment and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Notice of Revolving Loan Borrowing promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Proportionate Share of the amount specified in such Notice of Revolving Loan Borrowing available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 12:00 noon, on the day specified in such Notice of Revolving Loan Borrowing, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.04(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Revolving Loan Borrowing submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Proportionate Shares of any Swing Line Loan, interest in respect of all such Revolving Proportionate Shares shall be solely for the account of the Swing Line Lender. The Borrower shall pay accrued interest on the unpaid principal amount of each Swing Line Loan upon prepayment (to the extent thereof), on the last Business Day of each fiscal quarter and at maturity.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Amount Limitations, Commitment Reductions.

(a) Optional Reduction or Cancellation of Commitments. The Borrower may, upon five Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Commitment by the amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof or cancel the Total Commitment in its entirety; provided, however, that:

(i) The Borrower may not reduce the Total Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the Effective Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Commitment as proposed to be reduced; and

(ii) The Borrower may not cancel the Total Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.

Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.

(b) Mandatory Termination of Commitments.

(i) The Administrative Agent may, or upon instructions from the Required Lenders shall, by written notice to the Borrower, at any time after the occurrence and during the continuation of a Material Adverse Change, reduce the Total Commitment to zero.

(ii) The Total Commitment shall be automatically and permanently reduced to zero on the Revolving Loan Maturity Date.

(iii) The Administrative Agent may, or upon instructions from the Required Lenders shall, by written notice to the Borrower, reduce the Total Commitment to zero if (x) any CBII Entity shall fail to observe or perform the covenant contained in Section 5.02(p) of this Agreement, (y) such failure is material, and (z)(1) such failure occurs with an officer of the Borrower or CBII being aware of such failure before its occurrence, (2) such failure is not isolated, or (3) such failure continues without the Borrower’s promptly taking reasonable and practicable measures to remedy such failure or to mitigate the legal consequences of such failure after the date an officer of the Borrower or of CBII becomes aware of such failure.

(c) Effect of Commitment Reductions. From and after the effective date of any reduction of the Total Commitment, the Commitment Fees payable pursuant to Section 2.06(b) shall be computed on the basis of the Total Commitment as so reduced. Any reduction of the Total Commitment pursuant to Section 2.05(a) shall be applied ratably to reduce each Lender’s Commitment in accordance with clause (i) of Section 2.11(a).

2.06. Fees.

(a) Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent, for its own account, the agent’s fees and other compensation in the amounts and at the times set forth in the Administrative Agent’s Fee Letter.

(b) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders as provided in clause (v) of Section 2.11(a), commitment fees (collectively, the “Commitment Fees”) equal to the Commitment Fee Percentage of the daily average Unused Commitment for the period beginning on the date of this Agreement and ending on the Revolving Loan Maturity Date. The Borrower shall pay the Commitment Fees in arrears on the last day in each March, June, September, and December (commencing March 31, 2005) and on the Revolving Loan Maturity Date (or if the Total Commitment is cancelled on a date prior to the Revolving Loan Maturity Date, on such prior date). For purposes of the calculations under this Section 2.06(b), the aggregate principal amount of the aggregate Effective Amount of outstanding Letters of Credit or Non-US Currency Unreimbursed Amounts, to the extent consisting of Non-US Currency Letters of Credit shall be based on the Non-US Currency Equivalents relating thereto as of the Business Day immediately preceding the last day in each March, June, September and December as applicable. Any increase or decrease in the Commitment Fee resulting from a change in the Borrower Leverage Ratio shall become effective as of the fifth Business Day following the date a Compliance Certificate is required to be delivered pursuant to Section 5.01(a) or Section 5.02(d)(ii); provided, however, that if no Compliance Certificate is delivered within 3 days of when due in accordance with such Sections, then Tier 5 shall apply as of the date of the failure to deliver such Compliance Certificate until such time as the Borrower delivers a Compliance Certificate and thereafter the Commitment Fee shall be based on the Borrower Leverage Ratio indicated on such Compliance Certificate until such time as the Commitment Fee is further adjusted as set forth in this subsection (b). Notwithstanding anything to the contrary herein, the Commitment Fee in effect shall be determined based upon Tier 2 of the Pricing Grid from the Closing Date up to but not including the fifth Business Day following the earlier to occur of (i) the date the first Compliance Certificate is required to be delivered after December 31, 2004 pursuant to Section 5.01(a)(iii) or (ii) the date the first Compliance Certificate is required to be delivered pursuant to Section 5.02(d)(ii).

(c) Upfront Fee. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, the upfront fee in the amount and at such times as specified in the Administrative Agent’s Fee Letter.

2.07. Prepayments.

(a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.07(b), a mandatory prepayment required by Section 2.07(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrower shall pay to the Lender that made such Loan (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.14. For avoidance of doubt, all Lender Rate Contracts are independent agreements governed by the written provisions of such Lender Rate Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Credit Documents, except as otherwise expressly provided in such written Lender Rate Contracts, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to said Lender Rate Contracts, except as otherwise expressly provided in such payoff statement.

(b) Optional Prepayments.

(i) At its option, the Borrower may, upon one Business Day’s notice to the Administrative Agent in the case of Base Rate Loans or three Business Days’ notice to the Administrative Agent in the case of LIBOR Loans, prepay without premium or penalty (except as expressly set forth in Section 2.14) the Base Rate Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, or in whole, and prepay the LIBOR Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is to be made on any day other than on the last day of the Interest Period applicable to such LIBOR Loan, the Borrower shall be subject to the payments required by Section 2.14. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Event of Default has occurred and is continuing, all prepayments under this Section 2.07(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrower. If the Borrower fails to direct the application of any such prepayments, such prepayments shall be applied first to the accrued but unpaid interest on and then any principal of the Swing Line Loans until paid in full, second to the accrued but unpaid interest on and then any principal of the Revolving Loans until paid in full, and shall, in each case, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans; provided that if an Event of Default has occurred and is continuing at the time any such prepayment is made, the Lenders shall apply such prepayments to such Obligations as the Administrative Agent may determine in its discretion which determination shall be effective as to all Lenders (but for regulatory purposes, the Lenders may apply such payments internally as they shall determine).

(ii) At its option, the Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay

Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of the lesser of (x) $250,000 or an integral multiple of $50,000 in excess thereof, and (y) the outstanding balance of the Swing Line Loans. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Mandatory Prepayments. Without reducing the Total Commitments or any of the Commitments except from and after the giving of notice by the Administrative Agent in accordance with Section 2.05(b)(i), the Borrower shall prepay the Loans as follows:

(i) If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Commitment at such time, the Borrower shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding, in an aggregate principal amount equal to such excess, and (C) if the Total Commitment has been reduced to zero, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations.

(ii) If, during any fiscal year (including fiscal year 2005), any Significant Party sells or otherwise disposes of any assets (other than (A) sales permitted under Sections 5.02(c)(i), (ii), (iii), (iv) or (v) and (B) sales or leases between Borrower Entities or substantially equivalent exchanges of assets at Fair Market Value and upon terms at least as favorable as an arms-length transaction with unaffiliated Persons (collectively “Permitted Sales”)) and the Net Cash Proceeds and Temporary Cash Investments of such assets sales or other dispositions (other than Permitted Sales), when added to the Net Cash Proceeds and Temporary Cash Investments of all such sales by all Significant Parties during such fiscal year (other than Permitted Sales), in the aggregate, exceed 10% of Consolidated Tangible Net Worth as of the end of the last day of the immediately preceding fiscal year, the Borrower shall, after the completion of each sale or other disposition which results in such an excess or an increase in such an excess (but subject to the reinvestment exceptions below), prepay (or cause to be prepaid) the outstanding Revolving Loans and the other Obligations in the manner set forth in Section 2.07(e), in each case, in an aggregate principal amount equal to 100% of such excess or such increase in such excess; provided that so long as the Net Cash Proceeds and the Temporary Cash Investments portion of the consideration (in excess of $5,000,000 in the aggregate as of the end of the last day of the immediately preceding fiscal year) for any such disposed assets (other than from Permitted Sales) is not less than 50% of all consideration for such disposed assets, only the Net Cash Proceeds and Temporary Cash Investments at the time of sale will be counted for purposes of any prepayment required under this sentence and the remaining consideration shall be counted when received as cash or its equivalent, otherwise 100% of all net proceeds (cash and non-cash) shall be counted; and provided further that any prepayment required shall be exclusive of any cash and non-cash proceeds received in connection with the sale or disposition of, or collection on, the Banacol Notes, and the Equity Securities of Landec or Seneca Foods by any of the CBII Entities. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (ii) with respect to any sale (a “Relevant Sale”) if the Borrower advises the Administrative Agent in writing at the time the Net Cash Proceeds and Temporary Cash Investments from such Relevant Sale are received that it intends to reinvest all or any portion of such Net Cash Proceeds and Temporary Cash Investments in property, plant, equipment, other assets, and/or investments (including joint ventures) in Food-Related Businesses to the extent such Net Cash Proceeds and Temporary Cash Investments are in fact reinvested in the acquisition of such assets or investments within 180 days from the date on which the Borrower receives the Net Cash Proceeds and the Temporary Cash Investments from the Relevant Sale, provided, however, that the Borrower’s requirement to advise the Administrative Agent as provided above shall not apply to any Relevant Sales that in the aggregate are equal to or less than 10% of Consolidated Tangible Net Worth as of the end of the last day of the immediately preceding fiscal year. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of such assets or investments, the 180-day period provided in the preceding sentence shall elapse without the occurrence of the related acquisition or investment or an Event of Default shall occur and is continuing, then the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this clause (ii).

(iii) If, during any fiscal year (including fiscal year 2005), any Significant Party receives insurance proceeds from property-related losses or other similar dispositions and the Net Cash Proceeds and Temporary Cash Investments of such losses or other similar dispositions, when added to the Net Cash Proceeds and Temporary Cash Investments of all such losses or other similar dispositions by all Significant Parties during such fiscal year, in the aggregate, exceed $20,000,000 for such fiscal year, the Borrower shall, after receipt of the Net Cash Proceeds and Temporary Cash Investments from such losses or other similar dispositions which results in such an excess or an increase in such an excess (but subject to the reinvestment section below), prepay (or cause to be prepaid) the outstanding Revolving Loans and the other Obligations in the manner set forth in Section 2.07(e), in each case, in an aggregate principal amount equal to 100% of such excess or such increase in such excess. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (iii) with respect to any losses or other similar dispositions (a “Relevant Loss”) if the Borrower advises the Administrative Agent in writing promptly after the time the excess Net Cash Proceeds and Temporary Cash Investments from such Relevant Loss are received that the Borrower intends to reinvest all or any portion of such excess Net Cash Proceeds and Temporary Cash Investments in property, plant, equipment, other replacement assets, and/or investments (including joint ventures) in Food-Related Businesses to the extent (A) such excess Net Cash Proceeds and Temporary Cash Investments are in fact committed to be reinvested by the Borrower pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by the Borrower and the related seller within one year from the date of such Relevant Loss and (B) the acquisition of such replacement assets or investments occurs within two years from the date on which the Borrower receives the Net Cash Proceeds and Temporary Cash Investments from the Relevant Loss; provided, however, that the Borrower’s requirement to advise the Administrative Agent as provided above shall not apply to any Relevant Loss until the Relevant Losses during such fiscal year exceed $20,000,000. If, at any time after the occurrence of a Relevant Loss and prior to the acquisition of the related replacement assets or investments, the one-year or two-year period provided in clause (A) or (B), respectively, of the preceding sentence shall elapse without execution of the related purchase contract (in the case of clause (A)), the occurrence of the related acquisition or investment (in the case of clause (B)) or an Event of Default shall occur and only so long as continuing, then, upon request of the Administrative Agent or the Required Lenders, the Borrower shall immediately prepay the Loans in the amount and in the manner described in the first sentence of this clause (iii). At any time after the occurrence of a Relevant Loss and prior to the acquisition of the related replacement assets or investments, upon request of the Administrative Agent or the Required Lenders, the Borrower shall deposit the Net Cash Proceeds and Temporary Cash Investments from such losses or other similar dispositions which result in an excess over the $20,000,000 per fiscal year amount described above or an increase in such an excess into an interest-bearing account with the Administrative Agent (which interest-bearing account shall be perfected by the Borrower entering into a control agreement and other documentation reasonably requested by the Administrative Agent) until such Net Cash Proceeds and Temporary Cash Investments are reinvested or paid toward the Loans as directed by the Borrower.

(iv) If, at any time after the Closing Date, any Significant Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments (provided that Permitted Indebtedness shall not be counted and non-cash assets received upon issuance of debt in connection with asset acquisitions shall be excluded), the Borrower shall, immediately after such issuance or incurrence, prepay (or cause to be prepaid) the outstanding Revolving Loans and the other Obligations in the manner set forth in Section 2.07(e), in each case, in an aggregate principal amount equal to 100% of the Net Cash Proceeds and Temporary Cash Investments of such Indebtedness.

(v) At any time after the occurrence and during the continuance of a Material Adverse Change, the Administrative Agent may, or upon instructions from the Required Lenders shall, by written notice to the Borrower demand, and the Borrower shall immediately thereafter prepay the outstanding Revolving Loans and the other Obligations in the manner set forth in Section 2.07(e).

(d) Notice of Prepayment. Except in respect of Section 2.07(c)(v) and the requirement of immediate prepayment, the Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under Section 2.07(c), (A) a certificate signed by the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrower shall subsequently determine that the actual amount required to be prepaid was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate signed by the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower demonstrating the derivation of the additional amount resulting in such excess.

(e) Application of Prepayments. All prepayments which are applied to reduce the principal amount of the Revolving Loans shall not reduce the Commitment (except as otherwise provided in Sections 2.05(b)(i) and 2.07(c)(v)) and shall be applied as follows: (A) to prepay the

Swing Line Loans to the extent Swing Line Loans are then outstanding, and (B) then to prepay the Revolving Loans to the extent Revolving Loans are then outstanding. Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.

2.08. Other Payment Terms.

(a) Place and Manner. All payments to be made by the Borrower under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified on Schedule VII, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrower shall make all payments under this Agreement or any other Credit Document in lawful money of the United States (except with respect to any Non-US Currency Letter of Credit or Non-US Currency Unreimbursed Amount, which shall be paid in the Non-US Currency applicable to such Non-US Currency Letter of Credit or Non-US Currency Unreimbursed Amount to the extent not repaid with the proceeds of a Base Rate Loan that was used to purchase the applicable Non-US Currency as set forth in Section 2.03(c)) and in same day or immediately available funds not later than 11:00 a.m. on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.

The specification of payment of Non-US Currency Letters of Credit or Non-US Currency Unreimbursed Amount in the related Non-US Currency at a specific place pursuant to this Agreement is of the essence. Such Non-US Currency shall, subject to Section 2.03(c), be the currency of account and payment of such Letters of Credit under this Agreement. The obligation of Borrower in respect of such Letters of Credit shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Non-US Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Non-US Currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Non-US Currency due under this Agreement, such Lender shall have an independent cause of action against the Borrower and the Guarantors for the currency deficit.

(b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Default Rate. On and after the occurrence of an Event of Default, until the time when such Event of Default shall have been cured or waived by the Required Lenders or all the Lenders (as required by this Agreement), the Borrower shall pay interest on the aggregate, outstanding principal amount of all Obligations owing hereunder at a per annum rate equal to the Base Rate, plus the Applicable Margin that would otherwise apply, plus 2.00% (the “Default Rate”) payable on demand. Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable Laws.

(d) Application of Payments. Except as otherwise expressly provided herein, all payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents, and finally to reduce the principal amount of outstanding Loans and L/C Borrowings.

(e) Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower at least one Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrower has made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the Federal Funds Rate for the first three days and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.08(e) shall be conclusive absent manifest error.

2.09. Loan Accounts; Notes.

(a) Loan Accounts. The obligation of the Borrower to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.09(b) and Section 2.09(c). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrower hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

(b) Revolving Loan Notes. If any Lender so requests, such Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E-1 hereto (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrower, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrower’s Obligations. The Borrower further authorizes each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Lender requests that separate promissory notes be executed to evidence separately such Loans, then each such note shall be in the form of Exhibit E-2 hereto, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Lender, (x) in the amount of such Lender’s Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note.

(c) Swing Line Notes. The Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit F hereto (individually, a “Swing Line Note”) which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Closing Date and (iv) otherwise appropriately completed.

2.10. Loan Funding.

(a) Lender Funding and Disbursement to the Borrower. Each Lender shall, before 11:00 a.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Schedule VII, in same day or immediately available funds, such Lender’s Revolving Proportionate Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Credit Extension, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are Swing Line Loans and/or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(b) Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.10(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrower a corresponding amount. If any Lender does not make the amount of such Lender’s Revolving Proportionate Share of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Borrowing through the third Business Day thereafter and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.10(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Revolving Proportionate Share of any Borrowing is not paid to the Administrative Agent by such Lender within three Business Days after the date of such Borrowing, the Borrower shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.

(c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.

2.11. Pro Rata Treatment.

(a) Borrowings, Commitment Reductions. Except as otherwise provided herein:

(i) Each Revolving Loan Borrowing and reduction of the Total Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;

(ii) Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

(iii) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;

(iv) Each payment of Letter of Credit fees and Commitment Fees payable under Sections 2.03(i) and (j) and Section 2.06(b) shall be shared among the Lenders with Commitments (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;

(v) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and

(vi) All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.

(b) Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.12. Change of Circumstances.

(a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined for any Lender due to the unavailability of funds in or other circumstances affecting the London interbank market (and such Lender shall so advise the Administrative Agent) or (ii) the rate of interest for such Loan does not adequately and fairly reflect the cost to any Lender of making or maintaining such LIBOR Loan (and such Lender shall so advise the Administrative Agent), the Administrative Agent shall immediately give notice of such condition to the Borrower and the other Lenders. After the giving of any such notice and until the circumstances giving rise to such condition no longer exist, the Borrower’s right to request the making of, or conversion to a new Interest Period for, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then-current Interest Period for such LIBOR Loans into Base Rate Loans, as the case may be, unless such suspension has then ended.

(b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrower of such Change of Law. Upon receipt of such notice, (i) the Borrower’s right to request the making of, or conversion to a new Interest Period for, LIBOR Loans shall be terminated, and (ii) the Borrower shall, at the request of such Lender, either (A) pursuant to Section 2.01(d) convert any such then-outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans if such Lender shall notify the Borrower that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.14. After any Lender notifies the Administrative Agent and the Borrower of such a Change of Law and until it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.

(c) Increased Costs. If, after the date of this Agreement, any Change of Law:

(i) Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrower to any Lender on such a LIBOR Loan or in respect to such a LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or

(ii) Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

(iii) Shall impose on any Lender any other condition related to any LIBOR Loan or such Lender’s Commitment,

and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or its Commitment or to reduce any amount receivable by such Lender hereunder; then the Borrower shall from time to time, within five Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.12(c) shall survive the payment and performance of the Obligations and the termination of this Agreement. No Lender may establish or change its Euro-Dollar Lending Office with the result that Borrower has greater payment obligations to such Lender than if such Lender chose another of its euro-dollar lending offices unless such Lender waives Borrower’s liability to the extent of such greater payment obligations.

(d) Capital Requirements. If, after the date of this Agreement (i) any Change of Law affects the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrower shall pay to such Lender or such Person, within five Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.12(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.13. Taxes on Payments.

(a) Payments Free of Taxes. Any and all payments by or for the account of Borrower hereunder, or in respect of this Agreement or any other Credit Document, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes (and franchise taxes imposed in lieu thereof) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such tax levy, impost or withholding or any Governmental Authority, political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under this Agreement being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under this Agreement or other Credit Documents to any Lender, (i) Borrower shall make all such deductions or withholdings, (ii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority, taxation authority or other authority in accordance with applicable law and (iii) the sum payable by Borrower shall be increased as may be necessary so that after Borrower and such Lender, as the case may be, have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.13) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, provided that Borrower shall not be required to pay any additional amounts in respect of any Taxes pursuant to this paragraph (a) to the extent that (i) such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the other Credit Documents to a Lender which is not organized under the laws of the US or a state thereof at the time such Lender becomes a party to the Credit Documents (or designates a new lending office outside the US or after becoming a party to the

Credit Documents becomes organized under laws outside the US or a state thereof) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with delivery of appropriate documentation in accordance with Section 2.13(e) hereof, except to the extent that (x) such Lender (or its Assignee Lender, if any) was entitled, at the time of designation of a new lending office outside the US or a state thereof (or at the time of assignment to the Assignee Lender), to receive additional amounts from the Borrower with respect to such Taxes, or (y) such Lender is an Assignee Lender and/or replacement Lender, as the case may be, becoming a party to the Credit Documents at the Borrower’s request. Subject to no continuing Event of Default, the Borrower shall be permitted to replace any Lender whose withholding obligations change such that a Lender is entitled to receive additional amounts from the Borrower with respect to such Taxes as a result of a Change in Law after the Closing Date in accordance with Section 2.16 of this Agreement (unless such Lender confirms to the Borrower that it will not seek any such additional amounts), or (ii) the obligation to pay such indemnity payment or additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of subsection (e) of this section when applicable.

(b) Other Taxes. In addition, Borrower shall pay to the relevant Governmental Authority or taxing authority in accordance with applicable law, and indemnify and hold the Administrative Agent and Lenders harmless from any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c) Indemnity. Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including Governmental Charges, penalties, additions to tax, interest and expenses, other than to the extent arising as a result of the Lender’s or Administrative Agent’s gross negligence or willful misconduct) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Tax Receipt. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment.

(e) Withholding Exemption Certificates. Within 30 days after becoming a party hereto and on or before the date, if any, such Lender (or participant, as applicable) changes its applicable lending office by designating a different lending office, and from time to time thereafter as reasonably requested in writing by Administrative Agent or Borrower (but only so long thereafter as such Lender remains lawfully able to do so): (i) each Lender that is a US Person that is not a “domestic” corporation (as defined in IRC Section 7701) shall provide each of the Administrative Agent and Borrower with one original US Internal Revenue Service Form W-9, or any successor or other form prescribed by the US Internal Revenue Service, properly completed and duly executed by an Officer, and satisfactory to the Administrative Agent and Borrower; and (ii) each Lender that is organized under the laws of a jurisdiction outside the US shall provide each of the Administrative Agent and Borrower with either: (A) two original US Internal Revenue Service Forms W-8ECI, W-8BEN or W-8IMY, as appropriate, or any successor or other form prescribed by the US Internal Revenue Service, properly completed and duly executed by an officer, and satisfactory to the Administrative Agent and Borrower, or (B) a certificate that it is not (i) a “bank” (as defined in IRC Section 881(c)(3)(A)), (ii) a 10% shareholder (within the meaning of IRC Section 871(h)(3)(B)) of Borrower or (iii) a controlled foreign corporation related to Borrower (within the meaning of IRC Section 864(d)(4)), and two original US Internal Revenue Service Form W-8BEN or Form W-8IMY, as appropriate, or any successor or other form prescribed by the US Internal Revenue Service, properly completed and duly executed by an officer, satisfactory to the Administrative Agent and Borrower. Each Lender shall deliver such new forms and documents prescribed by the US Internal Revenue Service upon the expiration or obsolescence of any previously delivered forms or other documents referred to in this Section 2.13, or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Lender. Such Lender shall promptly provide written notice to each of the Administrative Agent and Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or other document (or any other form of certification adopted by the US Internal Revenue Service for such purpose). Each Lender providing one or more forms or certificates pursuant to this subsection (e) hereby represents, covenants and warrants the accuracy of the information provided therein.

(f) Tax Returns. Nothing contained in this Section 2.13 shall require any Lender or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary. Nothing herein contained shall interfere with the rights of each Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Lender shall be under no obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it or to disclose any information relating to its tax affairs.

(g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes (or a credit therefor) as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or any such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or any such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or any such Lender in the event the Administrative Agent or any such Lender is required to repay such refund to such Governmental Authority. This Section 2.13(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.14. Funding Loss Indemnification. If the Borrower shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans in accordance with a Notice of Revolving Loan Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrower shall, within five Business Days after demand by any Lender, reimburse such Lender for and hold such Lender harmless from all costs and losses incurred by such Lender as a result of such repayment, prepayment, conversion or failure. The Borrower understands that such costs and losses may include, without limitation, losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund a LIBOR Loan. Each Lender demanding payment under this Section 2.14 shall deliver to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of costs and losses for which demand is made, which certificate shall set forth in reasonable detail the calculation of the amount demanded. Such a certificate so delivered to the Borrower shall be conclusive absent manifest error. The obligations of the Borrower under this Section 2.14 shall survive the payment and performance of the Obligations and the termination of this Agreement.

2.15. Security.

(a) Security Documents. The Loans and the other Obligations of the Borrower and together with the Guarantees of the Obligations by the Guarantors, shall be secured by the Liens created by and as specified in the Security Documents; provided, however that each document or instrument required to be filed, registered, or recorded to register or perfect security interests in Non-US jurisdictions shall be limited to those jurisdictions in which any CBII Entity generates Significant Revenue; provided further, (A) no filings, registrations, or recordings shall be undertaken in those Non-US jurisdictions where in the Administrative Agent’s reasonable discretion the value of the Collateral pledged as security for the Revolving Loans is not materially significant in relation to the costs of the filings, registrations, or recordings, (B) the Equity Securities of Landec and Seneca Foods shall not be required to be pledged as security for the Revolving Loans, and (C) as long as no Event of Default has occurred and is continuing, no lock box, blocked account, dominion of funds arrangements, and/or control agreements shall be required in respect of the Collateral pledged as security for the Revolving Loans (except as otherwise expressly provided in Section 2.07(c)(iii) hereof). So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured (but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement, no holders of Lender Rate Contracts shall be able to take any action in respect of the Collateral nor instruct the Required Lenders to take any action in respect of the Collateral until such time as the Obligations have been paid in full) by the Lien of the Security Documents.

(b) Further Assurances. The Borrower shall deliver, and shall cause each of its US Subsidiaries, Significant Non-US Subsidiaries (other than GWF and its Subsidiaries), and CBII to deliver to the Administrative Agent, such additional security agreements, pledge agreements, guarantee agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements) as the Administrative Agent may request to effectuate the terms under and in accordance with the Security Documents and thereby to:

(i) (A) grant, maintain, protect and evidence security interests in favor of the Administrative Agent, (B) perfect security interests in favor of the Administrative Agent that may be perfected solely by filing Uniform Commercial Code financing statements (but no fixture, crop, timber, mineral, or other similar filings) in the central filing office of the state of organization of the Borrower, CBII and US Subsidiaries, and (C) perfect security interests in favor of the Administrative Agent that may be perfected solely by filing the Intellectual Property Security Agreement (or the short form security documents attached thereto) in the appropriate indexes of the United States Patent and Trademark Office, in each case, for the benefit of the Administrative Agent and the Lenders, in any or all present and future property of the Borrower, US Subsidiaries, Significant Non-US Subsidiaries (other than GWF and its Subsidiaries), and CBII which would constitute Collateral under and in accordance with the terms of the Security Documents prior to the Liens or other interests of any Person, except to the extent Permitted Liens have priority; and

(ii) otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, under and in accordance with the terms of the Security Documents;

provided, however, that notwithstanding anything to the contrary in this Agreement or in any of the other Credit Documents (and recognizing the supremacy of this proviso over any conflicting provision of this Agreement or any other Credit Document), the parties to this Agreement covenant and agree that: (A) no filings, registrations, or recordings shall be undertaken in those Non-US jurisdictions where the Administrative Agent determines in its reasonable discretion the value of the Collateral pledged as security for the Revolving Loans is not materially significant in relation to the costs of the filings, registrations, or recordings to the amount of the Commitment, (B) the Equity Securities of Landec or Seneca Foods shall not be required to be pledged as security for the Revolving Loans, (C) as long as no Event of Default has occurred and is continuing, no lock box, blocked account, dominion of funds arrangements, and/or control agreements shall be required (except as otherwise expressly provided in Section 2.07(c)(iii) hereof), (D) regardless of whether this Agreement or any other Credit Document requires the Lenders to deliver one or more Security Documents to perfect a Lien, the only Security Documents that are in fact required to be delivered are those that the Administrative Agent reasonably determines are necessary or desirable in order to perfect a Lien on that portion of the Collateral on which this Agreement obligates the Loan Parties to provide a perfected first priority Lien (subject to Permitted Liens having priority), which is and shall be limited to (v) all now owned and hereafter acquired tangible and intangible personal property assets of CBII, Borrower, and US Subsidiaries in which a security interest (a) may be perfected by filing financing statements (but not fixture, crop, timber, mineral, or other similar filings) in the applicable filing offices or (b) upon the occurrence and during the continuance of an Event of Default, may be perfected by lock box, blocked account dominion of funds arrangement, and/or control agreements as the Administrative Agent shall deem advisable in the best interest of the Lenders, (w) the Chiquita Trademarks owned by the Borrower in the US (which Chiquita Trademarks owned by the Borrower constitute all material Chiquita Trademarks consisting of trademarks), (x) those Chiquita Trademarks described on Schedule VI in the jurisdictions listed on such schedule, (y) the Pledged Equity Securities of the Pledged Persons pledged pursuant to the Pledge Agreements, and (z) the Pledged Intercompany Notes, and (E) on the terms and subject to clauses (C) and (D), the representations, warranties, covenants, and other provisions of this Agreement and other Credit Documents shall, as applicable, be interpreted to recognize that the Liens are to be perfected in only the above-described portion of the Collateral. If an Event of Default occurs and is continuing, the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, may take additional steps to perfect (and to require the Borrower to assist in perfecting) Liens on the Collateral.

(c) German and Dutch Parallel Security and Parallel Obligations. For the purposes of taking and ensuring the continuing validity of security under those Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany or The Netherlands (the “Parallel Security”), the parties hereto agree that notwithstanding any contrary provision in any of the Credit Documents:

(i) the Borrower undertakes (such undertakings are referred to hereinafter as the “Parallel Obligations”) to pay to the Administrative Agent, without duplication and when due, amounts equal to all present and future amounts owing by the Borrower to any Lender under any of the Credit Documents (the “Lender Obligations”);

(ii) the Administrative Agent shall have its own independent right, subject to the terms and conditions of this Agreement, to demand payment of the Parallel Obligations when due;

(iii) the Parallel Obligations shall not limit or affect the existence of the Lender Obligations to a Lender, for which such Lender shall have an independent right, subject to the terms and conditions of this Agreement, to demand payment when due;

(iv) notwithstanding paragraphs (ii) and (iii), payment by the Borrower of its Parallel Obligations to the Administrative Agent shall to the same extent decrease and be a good discharge of the corresponding Lender Obligations owing to the relevant Lender and payment by the Borrower of its Lender Obligations to the relevant Lender shall to the same extent decrease and be a good discharge of the corresponding Parallel Obligations owing by the Borrower to the Administrative Agent;

(v) the Parallel Obligations are owed to the Administrative Agent in its own name and not as agent or representative of any other person nor as trustee and the Parallel Security shall secure the Parallel Obligations so owing; and

(vi) without limiting or affecting the Administrative Agent’s right to protect, preserve or enforce its rights under any Security Document, the Administrative Agent undertakes to each Lender not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Lender.

(d) Release of Collateral. Upon termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other non-contingent Obligations payable under this Agreement and under the other Credit Documents, as long as no Event of Default has occurred and is continuing and the

Obligations have not been accelerated, the Liens granted to or held by the Administrative Agent upon any Collateral shall be released even though obligations on or under the Lender Rate Contracts remain outstanding.

2.16. Replacement of the Lenders. If (a) any Lender shall become a Defaulting Lender more than one time in a period of 12 consecutive months, (b) any Lender shall continue as a Defaulting Lender for more than five Business Days at any time, (c) any Lender shall suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.12(a) or (b), (d) any Lender shall demand any payment under Sections 2.12(c), 2.12(d) or 2.13, or (e) any Lender’s right to payment under Section 2.13 changes as a result of a Change in Law (unless such Lender confirms to the Borrower that it will not seek any additional amounts as a consequence of such Change in Law), then, if no Event of Default shall have occurred and then be continuing, the Administrative Agent (i) may replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, or (ii) upon the written request of the Borrower, the Administrative Agent shall cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c) (provided that at the time of the assignment, such Assignee Lender shall not be subject to the circumstances described in clauses (a) through (d) of this Section 2.16), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.16, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrower seeks to exercise such right, it must do so within 120 days (180 days in respect to Borrower’s invoking any replacement right as a result of the occurrence of any event or events giving rise to Lender’s right to payment under Section 2.13) after the Borrower first receives notice of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrower (it being expressly agreed that in such circumstances it is the Borrower’s obligation to identify or locate a replacement Lender). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent or Borrower is exercising the replacement right set forth in this Section 2.16, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.16, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled through the Assignment Date.

ARTICLE III. CONDITIONS PRECEDENT.

3.01. Initial Conditions Precedent. The obligations of the Lenders to make the Loans comprising the initial Borrowing are subject to receipt by the Administrative Agent, on or prior to the Closing Date, of each item listed below, each in form and substance satisfactory to the Administrative Agent, and with sufficient copies for the Administrative Agent and each Lender; provided that the Administrative Agent in its sole and absolute discretion may authorize the first Credit Event to occur and condition the occurrence of any one or all subsequent Credit Events on the Administrative Agent and the Borrower entering into the Post Closing Date Requirements Letter Agreement setting forth the terms and dates for post Closing Date compliance with unfulfilled conditions precedent contemplated in this Section 3.01 in respect of Collateral delivery (free from adverse claims) and perfection matters relating to certain of Borrower’s Non-US Subsidiaries and Non-US jurisdictions:

(a) Principal Credit Documents.

(i) This Agreement, duly executed by the Borrower, each Lender and the Administrative Agent;

(ii) A Revolving Loan Note payable to each Lender requesting a Revolving Loan Note in accordance with Section 2.09(b) of this Agreement, each duly executed by the Borrower;

(iii) A Swing Line Note payable to the Swing Line Lender in the principal amount of the Swing Line Sublimit, duly executed by the Borrower;

(iv) A Guarantee Agreement in form and substance satisfactory to the Administrative Agent, duly executed by each Guarantor;

(v) The Security Agreement in form and substance satisfactory to the Administrative Agent, duly executed by Borrower, CBII, and each US Subsidiary, together with (A) Uniform Commercial Code financing statements of Borrower, CBII, and each US Subsidiary, and (B) original stock certificates or other satisfactory evidence of pledge if and to the extent applicable under local law, representing Equity Securities pledged (collectively, the “Pledged Equity Securities”), as applicable, of each Pledged Person and, as applicable, signed and undated stock powers, and (C) original demand promissory notes existing on and after September 28, 2004 from CBII to Borrower evidencing intercompany advances on and after September 28, 2004 (collectively, the “Pledged Intercompany Notes”) and duly executed in blank;

(vi) Pledge Agreements in form and substance satisfactory to the Administrative Agent, duly executed by each Pledgor, together with the Pledged Equity Securities, as applicable, of each applicable Pledged Person and, as applicable, signed and undated stock powers; and

(vii) The Intellectual Property Security Agreement, in form and substance satisfactory to the Administrative Agent, comprised of the following:

(A) Copyright Security Agreement, duly executed by the Borrower and CBII;

(B) Trademark Security Agreement, duly executed by the Borrower; and

(C) Patent Security Agreement, duly executed by the Borrower.

(b) Borrower Organizational Documents.

(i) The certificate of formation or comparable document of the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware;

(ii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the Operating Agreement of the Borrower as in effect on the Closing Date; (B) attached thereto is a true and correct copy of a Board Resolution of the Borrower, which authorizes the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents executed or to be executed by the Borrower and the consummation of the transactions contemplated hereby and thereby; and (C) there are no proceedings for the dissolution or liquidation of the Borrower;

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, certifying the incumbency, signatures and title of the officers of the Borrower authorized to, and who have acted to, execute, deliver and perform this Agreement, the other Credit Documents and all other documents, instruments or agreements related thereto executed or to be executed by the Borrower Entities;

(iv) Certificates of good standing for the Borrower, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable official) of Delaware and each state or jurisdiction in which the Borrower is qualified to do business; and

(v) Certificates of the Franchise Tax Board, Secretary of State or comparable official of the state of Delaware, dated as of a date close to the Closing Date, stating that the Borrower is in good tax standing under the laws of such state.

(c) Guarantors, Pledged Persons and Pledgors.

(i) The certificate of incorporation, articles of incorporation, certificate of limited partnership, articles of organization or comparable document of each Guarantor, Pledged Person and Pledgor, to the extent available, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state or jurisdiction of incorporation or formation;

(ii) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of each Guarantor, Pledged Person and Pledgor, dated the Closing Date, certifying that (A) attached thereto is a true and correct copy of the bylaws, partnership agreement, limited liability company agreement or comparable document (if any) of such Guarantor, Pledged Person and Pledgor, as the case may be, as in effect on the Closing Date; (B) in the case of each Guarantor or Pledgor, attached thereto are true and correct copies of resolutions duly adopted by the Board of Directors or other governing body of such Guarantor or Pledgor, as the case may be (or other comparable enabling action) if applicable and continuing in effect, which authorize the execution, delivery and performance by such Guarantor or Pledgor of the Credit Documents to be executed by such Guarantor or Pledgor and the consummation of the transactions contemplated thereby; and (C) there are no proceedings for the dissolution or liquidation of such Guarantor, Pledged Person or Pledgor, as the case may be;

(iii) A certificate of the Secretary or an Assistant Secretary (or comparable officer) of the Borrower or each Guarantor and Pledgor, dated the Closing Date, certifying the incumbency, signatures and title of the Persons signing on behalf of such Guarantor, Pledged Person and Pledgor authorized to execute, deliver and perform the Credit Documents to be executed by such Guarantor, Pledged Person and Pledgor;

(iv) A certificate of good standing (or comparable certificate), if available, for each Guarantor, Pledged Person, and Pledgor, certified as of a recent date prior to the Closing Date by the Secretary of State (or comparable public official) of its state or jurisdiction of incorporation or formation;

(v) Certificates of the Franchise Tax Board, Secretary of State or comparable official of the state or jurisdiction of incorporation or formation, if available, for each Guarantor, Pledged Person, and Pledgor, dated as of a date close to the Closing Date, stating that such Guarantor, Pledged Person or Pledgor, as the case may be, is in good tax standing under the laws of such states or jurisdictions.

(d) Financial Statements, Financial Condition.

(i) A copy of the unaudited Financial Statements of the Borrower Entities for the fiscal year to date period ended September 30, 2004 (prepared on a consolidated basis), in each case certified by the Chief Accounting Officer or the Chief Financial Officer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein as of the date thereof and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and omission of footnotes and statement of shareholder’s equity);

(ii) A copy of the audited consolidated Financial Statements of the Borrower Entities for the fiscal year ended December 31, 2003 reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit in connection with such Financial Statements);

(iii) A copy of the unaudited Financial Statements of the CBII Entities for the fiscal year to date period ended September 30, 2004 (prepared on a consolidated basis), in each case certified by the Chief Accounting Officer or Chief Financial Officer of the Borrower to present fairly the financial condition, results of operations and other information reflected therein as of the date thereof and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and omission of footnotes);

(iv) A copy of the audited consolidated Financial Statements of the CBII Entities for the fiscal year ended December 31, 2003 reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit in connection with such Financial Statements);

(v) A copy of the most recently completed annual report (Form 5500 Series) filed with the Employee Benefits Security Administration with respect to each Pension Plan of any applicable Loan Parties, certified on behalf of the applicable Loan Party;

(vi) A copy of (and the Administrative Agent’s and Required Lenders’ satisfactory review of) the budget and projected Financial Statements of the CBII Entities by fiscal year for each of the fiscal years from the Closing Date through the Revolving Loan Maturity Date together with narrative assumptions, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the CBII Entities, all in reasonable detail and in any event to include (A) projected Capital Expenditures and (B) annual projections of the Borrower’s compliance with the Financial Covenants;

(vii) A Compliance Certificate executed by the Chief Accounting Officer, Chief Financial Officer or Treasurer of the Borrower which (A) certifies that, as of the Closing Date, no Default has occurred and is continuing, and (B) sets forth, for the fiscal period ended September 30, 2004, the calculation of the Financial Covenants; and

(viii) Such other financial, business and other information regarding the CBII Entities as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may request, including information as to possible contingent liabilities, tax matters, environmental matters and obligations for employee benefits and compensation.

(e) Collateral Documents.

(i) Such Uniform Commercial Code financing statements (but not fixture filings) (appropriately completed and executed, as needed) shall have been filed in such jurisdictions as the Administrative Agent may request to perfect the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents;

(ii) Such Uniform Commercial Code termination statements (appropriately completed and executed) shall have been filed in such jurisdictions as the Administrative Agent may request to terminate any financing statement evidencing Liens of other Persons in the Collateral which have priority over the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens which are expressly permitted by this Agreement to have such priority;

(iii) Uniform Commercial Code searches from the jurisdictions in which Uniform Commercial Code financing statements are to be filed pursuant to subsection (e)(i) above reflecting no other financing statements or filings which evidence Liens of other Persons in the Collateral which have priority over the Liens granted to the Administrative Agent in this Agreement, the Security Documents and the other Credit Documents, except for any such prior Liens (a) which are expressly permitted by this Agreement to have such priority or (b) for which the Administrative Agent has received a termination statement pursuant to subsection (e)(ii) above;

(iv) The stock certificates, if applicable, representing (A) 100% of the Equity Securities of the Pledged Persons consisting of the Borrower, GWF, and Chiquita

International Limited, and each US Subsidiary, and (B) 100% of the non-voting Equity Securities and 65% of the voting Equity Securities owned by the Pledgor of the Pledged Persons which are Significant Non-US Subsidiaries, in each case pledged to the Administrative Agent pursuant to the Security Agreement or Pledge Agreement (or any other pledge or security agreement) together with, as applicable, undated stock powers or other instruments of transfer duly executed by any applicable Borrower Entity, in blank and attached thereto (it being understood that each Person required to deliver such Stock Certificates or other documentation shall take such other steps as may be requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable law);

(v) Appropriate documents for filing with the United States Patent and Trademark Office necessary to perfect the security interests granted in the material Chiquita Trademarks (other than immaterial IP owned by any CBII Entity other than Borrower) to the Administrative Agent by the Security Documents, all appropriately completed and duly executed by any applicable CBII Entity and, where appropriate, notarized or legalized, as applicable;

(vi) A certificate of CBII or Borrower certifying that the Significant Parties possess all material environmental permits necessary for the conduct of their respective businesses;

(vii) Such other documents, instruments and agreements as the Administrative Agent may reasonably request to establish and perfect the Liens granted to the Administrative Agent or any Lender in the Collateral pursuant to this Agreement, the Security Documents and the other Credit Documents; and

(viii) Such other evidence as the Administrative Agent may reasonably request to establish that the Liens granted to the Administrative Agent or any Lender in the Collateral pursuant to this Agreement, the Security Documents and the other Credit Documents are perfected (to the extent that the Credit Documents obligate the Loan Parties to provide such a perfected first priority Lien) and have priority over the Liens of other Persons in the Collateral, except for any such Liens which are expressly permitted by this Agreement to be prior.

(f) Opinions. Favorable written opinions from Taft, Stettinius & Hollister LLP and counsel (which may be in-house counsel of the CBII Entities) in Bermuda, Cayman Islands, Costa Rica, France, Germany, Guatemala, Liechtenstein and The Netherlands, for applicable Borrower Entities, dated the Closing Date, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such customary legal matters as the Administrative Agent may request and otherwise in form and substance satisfactory to the Administrative Agent.

(g) Other Items.

(i) To the extent a Borrowing is requested on the Closing Date, a duly completed and timely delivered Notice of Revolving Loan Borrowing;

(ii) Evidence of insurance endorsements or certificates naming the Administrative Agent as lenders’ loss payee and the Administrative Agent and Lenders as additional insureds, as required by Section 5.01(d) of this Agreement;

(iii) Evidence that all existing Liens of the CBII Entities other than Permitted Liens have been or concurrently with the Closing Date are being released, including all Liens granted in respect of the Foothill Facility;

(iv) No event or circumstance shall have occurred and be continuing that has resulted in a Material Adverse Change;

(v) Neither a Material Adverse Change nor a material disruption of the financial, banking or capital markets shall have occurred which Wells Fargo, in its sole discretion, deems material in connection with its ability to syndicate the Commitments and the Loans;

(vi) Other than the pending or threatened actions, suits, investigations or proceedings described in Schedule 4.01(g) hereto, there shall not exist any pending, or to the knowledge of any of Borrower’s officers or directors, threatened action, suit, investigation or proceeding, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the CBII Entities, any transaction contemplated hereby or the ability of any Significant Party to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

(vii) A hierarchy report for the CBII Entities, setting forth the relationship among such Persons, certified by the Secretary or an Assistant Secretary of the Borrower confirming the capital structure and ownership structure of the CBII Entities shall be as previously disclosed to the Administrative Agent with any changes thereto satisfactory to the Administrative Agent;

(viii) A certificate of the President, Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower, addressed to the Administrative Agent and dated the Closing Date, certifying that:

(A) The representations and warranties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as of such date (except for such representations and warranties made as of a specified date, which shall be true in all material respects as of such date); and

(B) No Default has occurred and is continuing as of such date;

(ix) Payment of all fees and expenses payable to the Administrative Agent and the Lenders on or prior to the Closing Date (including all fees payable to the Administrative Agent pursuant to the Administrative Agent’s Fee Letter);

(x) Payment of all fees and expenses of counsel to the Administrative Agent through the Closing Date; and

(xi) Such other evidence as the Administrative Agent or any Lender may reasonably request to establish the material accuracy and completeness of the representations and warranties and the compliance with the terms and conditions contained in this Agreement and the other Credit Documents.

3.02. Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Borrowing) is subject to the further conditions that:

(a) The Borrower shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing, Letter of Credit Application, Notice of Revolving Loan Conversion or Notice of Interest Period Selection, as the case may be, for such Credit Event in accordance with this Agreement; and

(b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

(i) The representations and warranties of the Significant Parties set forth in Article IV of this Agreement and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true in all material respects as of such date);

(ii) No Default has occurred and is continuing or will result from such Credit Event;

(iii) No Material Adverse Change shall have occurred and be continuing;

(iv) Subject to the qualifications set forth in Section 4.01(c), all of the Credit Documents are in full force and effect except any which by their terms were to have expired or have been superseded and any which have been voluntarily terminated; and

(v) The Loan Parties shall be in Pro Forma Compliance with all Financial Covenants.

The submission by the Borrower to the Administrative Agent of each Notice of Borrowing, each Letter of Credit Application, each Notice of Revolving Loan Conversion (other than a notice for a conversion to a Base Rate Loan) and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by the Borrower that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES.

4.01. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders for itself and each of the other Significant Parties as follows and agrees that each of such representations and warranties shall survive until full, complete and indefeasible payment and performance of the Obligations (except that representations or warranties as to information included in Schedules 4.01(n), (q), and (w) hereto shall apply as of the date provided or the date of the most recent supplement):

(a) Due Incorporation, Qualification Each of the Significant Parties (i) is a corporation, partnership or limited liability company or similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the requisite power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a corporation, partnership, limited liability company or other entity, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the corporate, LLC or partnership or similar power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.

(c) Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except (i) as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity and (ii) as to the effect of Non-US laws which may limit the enforcement of certain provisions of the Credit Documents executed by a Non-US Person provided that the effect thereof does not have a Material Adverse Effect on the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

(d) Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of Loan proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party, (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, except in each case in each of clauses (i), (ii), (iii), and (iv) where such breach or violation could not reasonably be expected to have a Material Adverse Effect.

(e) Approvals.

(i) Other than any such matters that may be required of a Non-US Lender in connection with its involvement in the transactions contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated thereby, except for those which have been made or obtained and are in full force and effect and with respect to that portion of the Collateral the perfection of which is not required pursuant to the terms of this Agreement.

(ii) All Governmental Authorizations have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Significant Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Significant Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(iii) No Governmental Authorization is required for either (y) the pledge or grant by any Loan Party as applicable of the Liens against the Collateral in which the Administrative Agent is to have a perfected Lien in favor of the Administrative Agent pursuant to this Agreement or any other Credit Document or (z) the exercise by the Administrative Agent of any rights or remedies in respect of any such Collateral in which the Administrative Agent is to have a perfected Lien in favor of the Administrative Agent pursuant to this Agreement or any other Credit Document (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.

(f) No Violation or Default. No Significant Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, could result in such a violation or default), except where, in each case, such violation or default could not reasonably be expected to have a Material Adverse Effect (it being understood that, to the extent it could reasonably be expected to have a Material Adverse Effect, this representation and warranty shall not apply to any actions or omissions by any currently or heretofore existing CBII Entities or their respective officers, directors or other representatives, in respect of the Colombian Operations). Without limiting the generality of the foregoing, no Significant Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

(g) Litigation. Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings or investigations are pending or to the knowledge of any of Borrower’s officers or directors threatened against any Significant Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could

(alone or in the aggregate) reasonably be expected to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby.

(h) Financial Statements. The Financial Statements of the CBII Entities which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the CBII Entities or the Borrower Entities, as the case may be, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP (subject to absence of footnotes and normal year-end adjustments for interim financials); and (iii) present fairly in all material respects the financial conditions, results of operations, and cash flows of the CBII Entities or the Borrower Entities, as the case may be, as of the respective dates thereof and for the periods covered thereby. Other than as has been disclosed in CBII’s Financial Statements, since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect. Except as recorded or disclosed in the audited Financial Statements for the fiscal year ended December 31, 2003 and the fiscal year to date Financial Statements for the period ended September 30, 2004, furnished by the Borrower to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clauses (i), (ii), (iv), and (v) of Section 5.01(a), no Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, could reasonably be expected to have a Material Adverse Effect.

(i) Creation, Perfection and Priority of Liens.

(i) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of itself and the Lenders, a legal, valid, binding and enforceable Lien, and a first priority Lien (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens have priority), in the Collateral described therein as security for the Obligations or the Guarantee Agreements, as the case may be, to the extent that a legal, valid, binding and enforceable Lien in such Collateral may be created under applicable law of the US and any states thereof, including without limitation, the Uniform Commercial Code. In the case of any Pledged Equity Securities and Pledged Intercompany Notes, when any stock certificates representing such Pledged Equity Securities together with signed and undated stock powers (and any other actions, filings, registrations, or recordings that may be necessary under any applicable Non-US jurisdiction) and any such Pledged Intercompany Notes duly endorsed in blank (and any other actions, filings, registrations, or recordings that may be necessary under any applicable Non-US jurisdiction) are delivered to the Administrative Agent, the Lien created by the Security Agreement shall be free of all adverse claims and/or constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as security for the Obligations or the Guarantee Agreements, as the case may be. In the case of the other Collateral described in the Security Agreement a security interest in which may be perfected by the filing of a financing statement under the Uniform Commercial Code, when Uniform Commercial Code financing statements in appropriate form are filed in the applicable filing offices, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral set forth in the filings, as security for the Obligations or the Guarantee Agreements, as the case may be, prior and superior to the Lien of any other Person (except to the extent Permitted Liens have priority).

(ii) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of itself and the Lenders, a legal, valid, binding and enforceable Lien, and if applicable a first priority Lien and/or a Lien free of all adverse claims (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien and/or a Lien free of all adverse claims, and except to the extent Permitted Liens have priority), in the Collateral described therein as security for the Obligations or the Guarantee Agreements, as the case may be, to the extent that a legal, valid, binding and enforceable Lien in such Collateral may be created under applicable law of the US and any states thereof, including without limitation, the Uniform Commercial Code, or in any other applicable Non-US jurisdiction. In the case of any Pledged Equity Securities, when any stock certificates representing such Pledged Equity Securities together with signed and undated stock powers (and any other actions, filings, registrations, or recordings that may be necessary under any applicable Non-US jurisdiction) are delivered to the Administrative Agent, the Lien created by the Pledge Agreement shall be free of all adverse claims and/or constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations or the Guarantee Agreements, as the case may be.

(iii) The Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of itself and the Lenders, a legal, valid, binding and enforceable first priority Lien (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens have priority) in the Collateral described therein as security for the Obligations or the Guarantee Agreements, as the case may be, to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created (A) with regard to such Collateral registered in the US under applicable law of the US and any states thereof, including without limitation, the Uniform Commercial Code and the United States Trademark Act of 1946, the United States Patent Act of 1972 or the United States Copyright Act of 1976, as applicable (the “US IP Collateral”) or (B) with regard to such Collateral registered in non-US jurisdictions under the law of such applicable Non-US jurisdiction. Upon the proper and timely filing of (i) the Intellectual Property Security Agreement (or the short form security documents attached thereto) in the appropriate indexes of the United States Patent and Trademark Office relative to patents and trademarks (within three (3) months after the Closing Date), and the United States Copyright Office relative to copyrights (within thirty (30) days after the Closing Date), where the documents filed with the United States Patent and Trademark Office and the United States Copyright Office do not contain any conditional assignment provisions, together with provisions for payment of all requisite fees, (ii) Uniform Commercial Code financing statements in appropriate form for filing in the applicable filing offices, and/or (iii) any other actions, filings, registrations, or recordings that may be necessary under any applicable Non-US jurisdiction, together with the proper fees, the Lien created by the Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the US IP Collateral described therein, as security for the Obligations or the Guarantees of the Obligations, as the case may be, prior and superior to the Lien of any other Person (except to the extent Permitted Liens have priority).

(j) Equity Securities. All outstanding Equity Securities of the Pledged Persons have been duly authorized, validly issued and to the extent applicable, fully paid and non-assessable. There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) obligating the Pledged Persons to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Securities of the Pledged Persons, or obligating the Borrower or the Pledged Persons to grant, extend or enter into any such agreement or commitment. All Equity Securities of the Pledged Persons have been offered and sold in compliance with all applicable US state securities laws and all other Requirements of Law, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.

(k) No Agreements to Sell Assets Except as set forth on Schedule 4.01(k), no Significant Party has any legal obligation, absolute or contingent, to any Person to sell the assets of any Significant Party (except any Permitted Asset Disposition as permitted by Section 5.02(c)), or to effect any merger or consolidation of any Significant Party (except any Permitted Acquisition as permitted by Section 5.02(d)) or to enter into any agreement with respect thereto.

(l) Employee Benefit Plans. Except as set forth on Schedule 4.01(l):

(i) Based upon the latest actuarial valuation report of each Pension Plan and using the actuarial assumptions specified in IRC Section 412 for purposes of determining the Pension Plan’s minimum funding requirements, the present value of the accrued liability did not exceed the aggregate value of the assets of such Pension Plan by more than $3,500,000 in the case of any single Pension Plan and by more than $5,000,000 in the aggregate for all Pension Plans. Neither any Significant Party nor any ERISA Affiliate has post-retirement benefit obligations (determined as of the last day of Borrower’s most recently ended fiscal year in accordance with FASB No. 106) under any Employee Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liabilities attributable to health plan continuation coverage described in Part 6 of Title I(B) of ERISA, that could reasonably be expected to have a Material Adverse Effect.

(ii) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, except for instances of noncompliance which could not reasonably be expected to result in the incurrence by any Significant Party or any ERISA Affiliate of any material liability, fine or penalty. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Significant Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Employee Benefit Plan is being audited or investigated by any government agency or is the subject of any pending or, to the best of the knowledge of any of Borrower’s officers or directors, threatened claim or suit. None of the Borrower and the ERISA Affiliates nor, to the best of the knowledge of any of Borrower’s officers or directors, any fiduciary of any Employee Benefit Plan has engaged in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC.

(iii) None of the Significant Parties and the ERISA Affiliates contributes to or has any material contingent obligations to any Multiemployer Plan. None of the Significant Parties and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such

Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Significant Parties and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

(iv) No Significant Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Non-US Plan; (B) failed to make full payment when due of all amounts due as contributions to any Non-US Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Non-US Plan, where singly or cumulatively, the above could reasonably be expected to have a Material Adverse Effect.

(m) Other Regulations. No Significant Party is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness where singularly or cumulatively such limitation could reasonably be expected to have a Material Adverse Effect.

(n) Trademarks, Patents, Copyrights and Licenses. The Significant Parties each possess and either own, or have the right to use to the extent required by their business operations, all trademarks, trade names, copyrights, patents, patent rights and licenses (collectively “Chiquita Trademarks”) which are material to the conduct of their respective businesses as now operated, including, but not limited to, the Principal Trademarks. The Borrower owns all material Chiquita Trademarks that are trademarks. All such material Chiquita Trademarks are set forth on Schedule 4.01(n) hereto as supplemented by the Borrower annually in accordance with Section 5.01(a)(vi)). Except as set forth on Schedule 4.01(n) hereto, the Significant Parties each conduct their respective businesses without infringement or, to the best of the knowledge of any of Borrower’s officers or directors, after Due Inquiry, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Significant Party), except where such infringement or claim of infringement could not reasonably be expected to have a Material Adverse Effect. To the best of the knowledge of any of Borrower’s officers or directors there is no infringement or, after Due Inquiry, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of any of the Borrower Entities where such infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect. Each of the material patents, trademarks, trade names, service marks and copyrights owned by any Significant Party which is registered with any Governmental Authority is set forth on Schedule 4.01(n) hereto.

(o) Governmental Charges. The Significant Parties have filed or caused to be filed all US Federal and material state tax returns which are required to be filed by them. The Significant Parties have paid, or made provision for the payment of, all taxes and other material Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness, except (i) such Governmental Charges or Indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been established and (ii) taxes not yet due and payable. Proper and accurate amounts have been withheld by the Significant Parties from their employees for all periods in compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and Non-US law and such withholdings have been timely paid when due to the respective Governmental Authorities in all material respects. Other than extensions of the statutes of limitations for income tax years 1995 through 2001 so that audits may continue, the Significant Parties have not executed or filed with the US Internal Revenue Service or any other Governmental Authority any agreement or other document that extends, or has the effect of currently extending, the period for assessment or collection of any taxes or Governmental Charges, where such extension could reasonably be expected to have a Material Adverse Effect.

(p) Margin Stock. No Significant Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Significant Parties (taken as a whole), and no proceeds of any Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock, and no Significant Party is in violation of Regulation T, U or X issued by the Federal Reserve Board.

(q) Subsidiaries Schedule 4.01(q) hereto (as supplemented by the Borrower annually in accordance with Section 5.01(a)(vii)) sets forth each of the US Subsidiaries and each of the Significant Subsidiaries of the Borrower, their jurisdictions of organization, the classes of their Equity Securities, and the percentages of outstanding Equity Securities of each such class owned directly or indirectly by CBII or one or more of the Borrower Entities. All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(q) hereto (other than Subsidiaries of GWF) as owned by the Loan Parties are owned beneficially and of record by the Loan Parties free and clear of all Liens (except for the Liens of the Lenders and the Administrative Agent granted by the Security Documents and except for Permitted Liens). Other than the US Subsidiaries and the Significant Subsidiaries set forth on Schedule 4.01(q) hereto (and as supplemental as noted above) the Loan Parties do not have any other US Subsidiaries nor any Significant Subsidiaries.

(r) Solvency Each of the Significant Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

(s) Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, or employment contracts to which any Significant Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best of the knowledge of any of Borrower’s officers or directors, after Due Inquiry, jurisdictional disputes occurring or threatened which in any such case alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(t) No Material Adverse Change. Since December 31, 2003, there has not been any Material Adverse Change.

(u) Accuracy of Information Furnished.

(i) The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, are true and accurate in all material respects on the dates as of which such information is dated and did not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at such time. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been based upon reasonable estimates and assumptions and the Borrower has no reason to believe that such estimates and assumptions were not reasonable at the date the projections were furnished to the Administrative Agent and the Lenders.

(ii) The copies of the Material Documents of the Significant Parties which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date, and no amendments or modifications have been made to such Material Documents as of the Closing Date, except as set forth by documents delivered to the Administrative Agent in accordance with said Section 3.01 or otherwise reasonably approved in writing by the Required Lenders. None of the Material Documents of the Significant Parties has been terminated and each of such Material Documents is in full force and effect. None of the Significant Parties is in default in the observance or performance of any of its obligations under the Material Documents and each Significant Party has taken all action required to be taken as of the Closing Date to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)), except where such default or impairment could not reasonably be expected to have a Material Adverse Effect.

(v) Brokerage Commissions. Other than amounts payable under the Administrative Agent’s Fee Letter, no person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by the Borrower, and the Borrower agrees to indemnify the Administrative Agent and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, attorney’s fees incurred by the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

(w) Policies of Insurance. The properties of the Significant Parties are insured with financially sound and reputable insurance companies not Affiliates of the Significant Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Significant Parties operate and comply with Section 5.01(d); provided, however, that no insurance coverage is maintained with respect to crops; and provided further that the Significant Parties may self-insure as is customary for similarly situated companies engaged in similar businesses and owning similar properties. Schedule 4.01(w) (as supplemented by the Borrower yearly in accordance with Section 5.01(a)(xvi)) hereto accurately describes the insurance coverage maintained by the Significant Parties.

(x) Other Agreements. Except as disclosed on Schedule 4.01(x), no Loan Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any officers or directors of any Loan Party, except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons. No Significant Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents which could reasonably be expected to have a Material Adverse Effect.

(y) Environmental and Zoning Compliance. The Borrower or CBII conducts, in the ordinary course of business, for itself and the other Significant Parties, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. No Significant Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower’s use and operation of its business properties are in compliance with all applicable Environmental Laws and Governmental Rules, including all applicable land use and zoning laws, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

4.02. Reaffirmation. The Borrower shall be deemed to have reaffirmed, for the benefit of the Lenders and the Administrative Agent, each representation and warranty contained in Article IV on and as of the date of each Credit Event (except that representations or warranties as to information included in Schedules 4.01(n), (q), and (w) hereto shall apply as of the date provided or the date of the most recent supplement).

ARTICLE V. COVENANTS.

5.01. Affirmative Covenants. Until the termination of the Commitments and the satisfaction in full by the Borrower of all Obligations (other than contingent obligations in respect of the indemnity provisions of this Agreement), the Borrower will comply, and will cause compliance by the other Significant Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Financial Statements, Reports The Borrower shall furnish to the Administrative Agent the following:

(i) As soon as available and in no event later than 60 days after the last day of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Financial Statements of the Borrower Entities (prepared on a consolidated basis) for the fiscal year to date, certified by the Chief Accounting Officer or the Chief Financial Officer of the Borrower to present fairly in all material respects the financial condition, results of operations, cash flows, and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year end audit adjustments and omission of footnotes and statement of shareholder’s equity);

(ii) As soon as available and in no event later than 120 days after the close of each fiscal year of the Borrower, copies of (A) the audited consolidated Financial Statements of the Borrower Entities for such year, audited by Ernst & Young LLP or other independent certified public accountants of recognized national standing and (B) copies of the unqualified opinions of such accountants;

(iii) As soon as available and in no event later than 60 days after the last day of each of the first three fiscal quarters of each fiscal year in respect of quarterly Financial Statements and 120 days after the close of each fiscal year in respect of yearly Financial Statements of the Borrower Entities in accordance with clauses (i) and (ii) hereof, respectively, a compliance certificate of the Chief Accounting Officer or Treasurer of the Borrower in substantially the form of Exhibit G-1 hereto (a “Compliance Certificate”);

(iv) As soon as available and in no event later than 45 days after the last day of each of the first three fiscal quarters of each fiscal year of CBII, a copy of the Quarterly Report for CBII on Form 10-Q for such quarter and for the fiscal year to date; provided that these items are publicly filed and, to the extent Borrower directly or indirectly provides Administrative Agent with written notice and an appropriate internet link, shall be accessed by Lenders on EDGAR;

(v) As soon as available and in no event later than 90 days after the close of each fiscal year of CBII, (A) copies of the Annual Report for CBII on Form 10-K for such year, audited by Ernst & Young LLP or other independent certified public accountants of recognized national standing and (B) copies of the unqualified opinions of such accountants; provided that these items are publicly filed and, to the extent Borrower directly or indirectly provides Administrative Agent with written notice and an appropriate internet link, shall be accessed by Lenders on EDGAR;

(vi) (A) As soon as available and in no event later than 120 days after the close of each fiscal year of CBII, a written supplement to Schedule 4.01(n) hereto (setting forth all necessary Chiquita Trademarks information as set forth in Section 4.01(n) and relating to the Chiquita Trademarks that are material to the conduct of the Significant Parties’ respective businesses as then operated) as well as any additional disclosures under Section 4.01(n) after Due Inquiry; and (B) promptly, but in any event within a reasonable time after any officer of CBII or the Borrower obtains knowledge of the occurrence of an event that could reasonably be expected to result in a Material Adverse Effect on any of the Principal Trademarks or the Trademark Licenses, give the Administrative Agent notice of the occurrence of any such event.

(vii) As soon as available and in no event later than 120 days after the close of each fiscal year of CBII, a written supplement to Schedule 4.01(q) hereto (setting forth each of the US Subsidiaries and each of the Significant Subsidiaries of the Borrower, its jurisdiction of organization, the classes of its Equity Securities, the number of shares of each such class issued and outstanding, the percentages of shares of each such class owned directly or indirectly by CBII or the Borrower and whether CBII or the Borrower owns such shares directly or, if not, the CBII Entities that own such shares and the number of shares and percentages of shares of each such class owned directly or indirectly by CBII and the Borrower);

(viii) As soon as possible and in no event later than 30 days after any officer or director of any Significant Party knows of the occurrence or existence of (A) any ERISA Event under any Pension Plan or Multiemployer Plan which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) any actual or threatened litigation, suits, claims, disputes or investigations against any Significant Party involving potential monetary damages or in which injunctive relief or similar relief is sought, which could reasonably be expected to have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, including any of the following which could reasonably be expected to have a Material Adverse Effect: (I) breach or non-performance of, or any default under, a Contractual Obligation of any Significant Party; (II) any dispute, litigation, investigation, proceeding or suspension between any Significant Party and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting any Significant Party, including pursuant to any applicable Environmental Laws; or (D) any Default, the statement of the Chief Accounting Officer, Chief Financial Officer, or Treasurer of the Borrower setting forth details of such event, condition or Default and the action which the Borrower proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(viii) shall be accompanied by a statement of an Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(viii) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;

(ix) In no event later than five Business Days after they are sent, made available or filed, copies of (A) all registration statements and reports filed by any CBII Entities with any securities exchange or the United States Securities and Exchange Commission (including all 10-Q, 10-K and 8-K reports); (B) all reports, proxy statements and Financial Statements sent or made available by CBII to its Equity Securities holders; and (C) all press releases and other similar public announcements concerning any material developments in the business of CBII made available by CBII to the public generally; provided that these items are publicly filed and, to the extent Borrower directly or indirectly provides the Administrative Agent with written notice and an appropriate internet link, shall be accessed by Lenders on EDGAR;

(x) As soon as available and in no event later than 30 days after they are filed, copies of all IRS Form 5500 reports for all Pension Plans required to file such form;

(xi) No later than 45 days after the end of each fiscal year of Borrower Entities and the CBII Entities during each year when this Agreement is in effect, a forecast for the current fiscal year of the Borrower Entities and CBII Entities which includes projected consolidated statement of income for such fiscal year and a projected consolidated statement of cash flows for such fiscal year and projected consolidated balance sheets, statements of income and statements of cash flows on a quarterly basis for such fiscal year; provided that the parties acknowledge that the information in such forecasts is not compiled or presented in accordance with GAAP and may not necessarily be presented on a basis consistent with Borrower’s Financial Statements to be delivered pursuant to Section 5.01(a);

(xii) As soon as possible and in no event later than the later of (i) any of Borrower’s officers or directors learning thereof or (ii) five Business Days prior to the occurrence of any event or circumstance (except for asset losses in which case as promptly as is reasonable after such asset loss) that would require a prepayment pursuant to Section 2.07(c), the statement of the Chief Financial Officer, Chief Accounting Officer or Treasurer of the Borrower setting forth the details thereof;

(xiii) As soon as possible and in no event later than 30 days after the receipt thereof by any Loan Party (or subsequent determination after Due Inquiry by an officer of the Borrower that it could reasonably be expected to result in a Material Adverse Effect), a copy of any notice, summons, citations or other written communications concerning any actual, alleged, suspected or threatened violation of any Environmental Law or any liability of any Loan Party for Environmental Damages that in any such case could reasonably be expected to result in a Material Adverse Effect;

(xiv) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the properties, operations or condition (financial or otherwise) of the Significant Parties, and compliance by the Significant Parties with the terms of this Agreement and the other Credit Documents as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request;

(xv) As soon as available and in no event later than 5 Business Days after any of Borrower’s officers or directors receive notice or become aware of any actions (including derivative actions), suits, proceedings or investigations that are pending or to the knowledge of any of the Borrower’s officers or directors threatened, against any Significant Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby;

(xvi) As soon as available and in no event later than 120 days after the close of each fiscal year of CBII, a written supplement to Schedule 4.01(w) hereto (setting forth a true and complete listing of all insurance maintained by the Significant Parties);

(xvii) Within 120 days after the close of each fiscal year of CBII, a written supplement disclosing any matters required to update factual matters relating to Section 4.01(s); and

(xviii) To the extent delivered (and thereafter requested by Administrative Agent or Lenders), management letters delivered by CBII’s or Borrower’s accountants in connection with any of CBII’s or Borrower’s Financial Statements;

(b) Books and Records. The Significant Parties shall at all times keep proper books of record and account in form, detail and scope consistent with good business practice.

(c) Inspections. The Significant Parties shall permit the Administrative Agent, or any agent or representative thereof, (i) upon reasonable notice and during normal business hours so long as no Default shall have occurred and be continuing and (ii) after the occurrence and during the continuation of any Default at any time as the Administrative Agent may determine with or without prior notice to the Borrower, to visit and inspect any of the Collateral, or any of the properties, and offices of the Significant Parties, to examine the books and records of the Significant Parties and make copies thereof, and to discuss the affairs, finances and business of the Significant Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent may reasonably request; provided, however, that Administrative Agent or such representative or agent shall have no right of reimbursement from the Borrower for expenses incurred for such visits and inspections as long as no Default has occurred or is continuing.

(d) Insurance. One or more of the Loan Parties on behalf of the Significant Parties shall:

(i) Carry and maintain insurance during the term of this Agreement of the types and in the amounts as are consistent with industry practice or with the insurance described on Schedule 4.01(w) hereto and required by law;

(ii) Furnish to the Administrative Agent, upon written request, information as to the insurance carried;

(iii) Carry and maintain each policy for such insurance with (A) for those jurisdictions where such a rating is available, a rating of A- (“A- Rating”) or better by A.M. Best and Company, or its equivalent, at the time such policy is placed and at the time of each annual renewal thereof; or (B) for those jurisdictions where no A- Rating or its equivalent can be obtained for insurers, a financially sound and reputable insurance company not an Affiliate of the Significant Parties which is reasonably satisfactory to the Administrative Agent; and

(iv) Obtain and maintain endorsements or certificates reasonably acceptable to the Administrative Agent for such insurance naming the Administrative Agent and the Lenders as additional insured on liability policies and the Administrative Agent as lenders’ loss payee in the case of property loss, as their interests may appear; provided that the Loan Parties need not provide the Lenders such endorsements or certificates in respect of the insurance coverage for Exportadora Chile, Servicios Chile, Atlanta, GWF, and their Subsidiaries;

provided, however, that if any Significant Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Significant Party shall fail to provide the required endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

(e) Governmental Charges and Other Indebtedness. Each Significant Party shall promptly pay and discharge when due (i) all taxes and other Governmental Charges lawfully levied or assessed against such Significant Party prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien (other than a Permitted Lien)

upon the property of such Significant Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which, in each of the foregoing cases, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained in accordance with GAAP.

(f) Use of Proceeds. The Borrower shall use the proceeds of the Loans only for the respective purposes set forth in Section 2.01(g). No CBII Entity shall use any part of the proceeds of any Loan, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of purchasing or carrying or trading in any securities under such circumstances as to involve the Borrower, any Lender or the Administrative Agent in a violation of Regulations T, U or X issued by the Federal Reserve Board.

(g) General Business Operations. Each of the Significant Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, provided, however, that any Significant Party may cease to comply with clause (i) if it is merged with or acquired by another CBII Entity or otherwise dissolves, in either case as permitted by this Agreement, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, except where such failure could not reasonably be expected to have a Material Adverse Effect, (iii) keep all property used in its business in good working order and condition, ordinary wear and tear excepted consistent with past practices and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) maintain, preserve and protect its rights to enjoy and use (A) the Principal Trademarks in the countries indicated as set forth in Schedule 5.01(g) hereto, subject to and in accordance with the Security Agreement, and (B) all other trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations including the Chiquita Trademarks, except, in the case of this clause (B), where such failure could not reasonably be expected to have a Material Adverse Effect, and (v) conduct its business in an orderly manner without voluntary interruption, except where such failure could not reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain its Chief Executive Office and principal place of business in the United States and shall not relocate its Chief Executive Office or change its jurisdiction of formation except upon not less than 90 days prior written notice to the Administrative Agent.

(h) Compliance with Laws. Each Significant Party shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), except where such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Newly Formed or Acquired Subsidiaries.

(i) The Borrower shall notify the Administrative Agent, at its own expense (A) within 30 days after the formation of any Significant Party (other than a Subsidiary of GWF), (B) within 30 days after the acquisition of any Significant Party (other than a Subsidiary of GWF), and the Borrower shall also deliver to the Administrative Agent a Compliance Certificate in the form of Exhibit G-2 and in accordance with Section 5.02(d)(ii), and (C) within 120 days after the end of the fiscal year during which a direct or indirect Subsidiary of the Borrower (other than a Subsidiary of GWF) is formed, acquired, or becomes a Significant Party, and the Borrower shall also deliver to the Administrative Agent a Compliance Certificate in the form of Exhibit G-2 and in accordance with Section 5.01(a)(iii).

(ii) For any US Subsidiary formed, acquired or becoming a US Subsidiary after the Closing Date, the Borrower shall at its own expense and, if not previously completed, within 30 days after notice of such event is required to be provided under Section 5.01(i)(i) above, (A) cause each such US Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) substantially in the form of Exhibit P hereto obligating such US Subsidiary to the Security Agreement and cause the Borrower Entity that owns the Equity Securities of such US Subsidiary to pledge to the Administrative Agent for the benefit of itself and the Lenders 100% of the Equity Securities owned by it of each such US Subsidiary formed, acquired or becoming a US Subsidiary after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (B) in the case of Pledged Equity Securities, deliver to the Administrative Agent all stock certificates, if any, of each such US Subsidiary formed, acquired or becoming a US Subsidiary after the Closing Date owned by the Pledgor and added to the Collateral thereby, free and clear of all Liens, accompanied by signed and undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable law), (C) cause each such US Subsidiary formed, acquired or becoming a US Subsidiary after the Closing Date to execute a Joinder Agreement obligating such Subsidiary to the Subsidiary Guarantee Agreement pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent, and (D) in the case of Collateral of the US Subsidiary formed, acquired or becoming a US Subsidiary after the Closing Date that may be perfected by the filing of a financing statement under the Uniform Commercial Code, cause each general financing statement (but not fixture, crop, timber, or other similar filings) to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected Lien, and a first priority Lien (except to the extent Permitted Liens have priority), in the Collateral subject to the financing statement to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent.

(iii) For any Significant Latin American Subsidiary (other than a Subsidiary of GWF) formed, acquired or becoming a Significant Subsidiary after the Closing Date, the Borrower shall at its own expense and, if not previously completed, within 30 days after notice of such event is required to be provided under Section 5.01(i)(i) above, and as long as no Section 956 Issue will result, (A) cause such Significant Latin American Subsidiary formed, acquired or becoming a Significant Subsidiary after the Closing Date to execute an instrument of joinder obligating such Subsidiary to the Subsidiary Guarantee Agreement pursuant to documentation which is in form and substance reasonably satisfactory to the Administrative Agent.

(iv) For any Significant Non-US Subsidiary (other than a Latin American Subsidiary or a Subsidiary of GWF) formed, acquired or becoming a Significant Non-US Subsidiary after the Closing Date, the Borrower shall at its own expense and, if not previously completed, within 30 days after notice of such event is required to be provided under Section 5.01(i)(i) above, and as long as no Section 956 Issue will result, (A) cause each Borrower Entity that owns Equity Securities of such a Significant Non-US Subsidiary to execute an instrument of joinder obligating such Borrower Entity as a Pledgor to the Pledge Agreement and to pledge to the Administrative Agent for the benefit of itself and the Lenders 100% of the non-voting and 65% of the voting Equity Securities owned by such Pledgor of such Significant Non-US Subsidiary (other than a Latin American Subsidiary or a Subsidiary of GWF) formed, acquired or becoming a Significant Non-US Subsidiary after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, and (B) in the case of Pledged Equity Securities, deliver to the Administrative Agent all stock certificates, if any, representing the Pledged Equity Securities of such Significant Non-US Subsidiary (other than a Latin American Subsidiary or a Subsidiary of GWF) formed, acquired or becoming a Significant Non-US Subsidiary after the Closing Date added to the Collateral thereby free and clear of all Liens, accompanied by signed and undated stock powers or other instruments of transfer executed in blank (and take such other steps as may be reasonably requested by the Administrative Agent to perfect the Administrative Agent’s Lien in such Collateral in compliance with any applicable law).

(j) Appraisals. The Administrative Agent may commission an appraisal of the Chiquita Trademarks (in a manner consistent with Borrower’s prior lenders) at any time at Lender’s expense; provided that such appraisal shall be at Borrower’s expense if such appraisal: (A) is the first appraisal of the Chiquita Trademarks and more than 18 months have elapsed since the Closing Date, (B) is commissioned after the occurrence and during the continuance of an Event of Default, or (C) is commissioned after the occurrence of any Material Adverse Change.

5.02. Negative Covenants. Until the termination of the Commitments and the satisfaction in full by the Borrower of all Obligations (other than contingent obligations in respect of the indemnity provisions of this Agreement), the Borrower will comply, and will cause compliance by the other Significant Parties (other than GWF and its Subsidiaries), with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Indebtedness. The Borrower Entities shall not be able to create, incur, assume or permit to exist Indebtedness unless (A) such Indebtedness does not violate any terms of the Indenture; (B) no Default has occurred or is continuing, and (C) the Borrower is in Pro Forma Compliance with all Financial Covenants in accordance with Sections 5.03 of this Agreement before and after giving effect to any such Indebtedness from and after September 28, 2004.

(b) Liens. None of the Borrower Entities shall create, incur, assume or permit to exist any Lien on or with respect to any Borrower Entity assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens (other than any Lien in any Equity Securities issued by any Borrower Entities, except for Liens in favor of the Administrative Agent securing the Obligations).

(c) Asset Dispositions. None of the Borrower Entities shall, directly or indirectly, sell, lease, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction) of any of its non-cash assets or property, whether now owned or hereafter acquired, except for Permitted Sales and the following (“Permitted Asset Dispositions”), which Permitted Asset Dispositions may fall within any one of the following categories (whether or not such Permitted Asset Dispositions could fall within one or more other categories and, if an asset disposition could qualify for more than one category of Permitted Asset Dispositions, the Borrower may designate which category the asset disposition qualifies for without such asset disposition counting against other categories):

(i) Sales of inventory in the ordinary course of their businesses;

(ii) Sales or dispositions of damaged, worn, obsolete, or other unneeded assets in the ordinary course of their businesses for not less than Fair Market Value;

(iii) Sales or other dispositions of Investments permitted by clause (ii) of Section 5.02(e) for not less than Fair Market Value; provided that no Default shall have occurred and be continuing;

(iv) Sales or other dispositions of assets and property in the normal course of business;

(v) Sales or other dispositions of the Equity Securities of Landec and/or Seneca Foods; and

(vi) Sales or other dispositions for Fair Market Value, the Net Cash Proceeds and Temporary Cash Investments of which are applied to the prepayment of the Loans or otherwise as set forth in Section 2.07(c); provided that if the aggregate Net Cash Proceeds or Temporary Cash Investments received upon any sales or dispositions during such fiscal year are equal to or less than 10% of the Consolidated Tangible Net Worth as of the end of the last day of the immediately preceding fiscal year, then no additional restrictions shall apply to Borrower’s use of such Net Cash Proceeds or Temporary Cash Investments; otherwise, no later than the date of the Permitted Asset Disposition pursuant to this clause (vi), the Borrower shall deliver to the Administrative Agent a Compliance Certificate which (A) states that no Default has occurred or is continuing, or, if any such Default has occurred and is continuing, a statement to the nature thereof and what action the Borrower proposes to take with respect thereto, and (B) sets forth the calculation of Pro Forma Compliance with all Financial Covenants set forth in Section 5.03 after giving effect to the Permitted Asset Disposition; provided further that the Borrower’s requirement to advise the Administrative Agent as provided above shall not apply to any Relevant Sales that in the aggregate are equal to or less than 10% of Consolidated Tangible Net Worth as of the end of the last day of the immediately preceding fiscal year.

(d) Mergers, Acquisitions. None of the CBII Entities shall consolidate with or merge into any other Person or permit any other Person to merge into any other CBII Entity, or acquire (or form a new Subsidiary to acquire) all or substantially all of the assets or identifiable business units, divisions, or operations of any other Person, except for the following:

(i) the Borrower Entities may merge with each other; provided that (A) no Event of Default will result after giving effect to such merger, (B) in any such merger involving a US Subsidiary and a Non-US Subsidiary, the US Subsidiary is the surviving Person (provided that for purposes of clarity, the parties acknowledge and agree that a Non-US Subsidiary may be the surviving Person in a merger involving a De minimis US Subsidiary), and (C) in any such merger involving the Borrower, the Borrower is the surviving Person; and

(ii) any acquisitions (“Permitted Acquisitions”) by a Borrower Entity of all or substantially all of the assets or equity of any other Person or identifiable business units, divisions, or operations of any other Person; provided that:

(A) No Event of Default shall have occurred and be continuing before or after giving effect to any acquisition;

(B) The aggregate purchase consideration for such acquisition when added to all other such acquisitions during the preceding 12 months ending on the day that is the last day of the most recent month before such acquisition closes does not exceed $100,000,000;

(C) After giving effect to the acquisition, the acquired Person or the assets acquired shall be directly or indirectly owned by a Subsidiary of Borrower;

(D) In the case of an acquisition of a new Person (or the formation of a new Subsidiary to acquire any such Person) or all or substantially all of the assets or identifiable business units, divisions, or operations of any such Person, the acquired Person or newly formed Subsidiary, if a Significant Party or a US Subsidiary, shall become a Guarantor and/or Pledged Person if such party is a US Subsidiary, in which case 100% of the Equity Securities of the US Subsidiary owned by the Borrower Entities shall be pledged to secure the obligations under the Guarantee Agreement or the Obligations, as the case may be, and if such Significant Party is a Significant Non-US Subsidiary (other than a Subsidiary of GWF), such Significant Non-US Subsidiary shall become a Guarantor in the case of a Significant Latin American Subsidiary or 100% of the non-voting Equity Securities and 65% of the voting Equity Securities of such Significant Non-US Subsidiary (other than a Significant Latin American Subsidiary) owned by the Borrower Entities shall be pledged to secure the obligations under the Guarantee Agreement or the Obligations, as the case may be; provided that no such Guarantee or pledge involving a Significant Non-US Subsidiary shall be required to the extent that it will result in a Section 956 Issue; and provided further that the Lenders and the Administrative Agent shall permit, to the extent not otherwise materially burdensome or detrimental to the Lenders, any such new pledge or Guarantee to be structured in the manner most tax advantageous for Borrower;

(E) The acquisition has been (i) approved by the board of directors or other managing body of the Person to be acquired and if applicable such acquisition has been recommended for approval to such Person’s shareholders or interest holders and (ii) undertaken in accordance with all applicable requirements of law; and

(F) If requested by Administrative Agent, the Borrower shall provide to the Administrative Agent or Lenders the historical Financial Statements of the acquired Person and such other additional information as reasonably requested by the Administrative Agent regarding such acquisitions;

provided that no later than 30 days after the date of the Permitted Acquisition of a Significant Party pursuant to this clause (ii), the Borrower delivers to the Administrative Agent a Compliance Certificate in substantially the form of Exhibit G-2 which (A) states that no Default has occurred or is continuing, and (B) sets forth the calculation demonstrating Pro Forma Compliance with all Financial Covenants set forth in Section 5.03 after giving effect to the Permitted Acquisition.

(e) Investments. None of the Borrower Entities shall make any Investment, or enter into any transaction that has substantially similar effect, except for the following, which Investments may fall within any one of the following categories (whether or not such Investments could fall within one or more other categories and if an Investment qualifies for more than one of the following categories, the Borrower may designate which category the Investment qualifies for without such Investment counting against other categories):

(i) Investments in connection with mergers and Permitted Acquisitions set forth in Section 5.02(d);

(ii) Temporary Cash Investments;

(iii) an Investment that is made as a result of the receipt of non-cash consideration from a disposition of assets that was made pursuant to, and in compliance with, the covenant related to asset dispositions as set forth in Section 5.02(c) hereof;

(iv) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding and (b) loans to employees of any Borrower Entity for the sole purpose of purchasing equity of the Borrower not to exceed $5,000,000 in the aggregate at any one time outstanding;

(v) Investments existing on September 28, 2004 (listed in Schedule 5.02(e) hereto are Investments existing as of September 30, 2004, except for omissions of immaterial Investments);

(vi) Investments in connection with Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or commodity risk or Non-US currency risk and not for speculative purposes;

(vii) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(viii) Investments in suppliers or customers that are subject to Debtor Relief Laws or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to any Borrower Entity;

(ix) Investments paid for solely with Equity Securities of CBII; provided that such Investments constitute Permitted Acquisitions set forth in Section 5.02(d);

(x) Investments represented by Guarantees by any Borrower Entity of Indebtedness of an unrelated third party which is involved in a commercial relationship with any Borrower Entity in the ordinary course of business, such as a supplier, customer or service-provider; provided that the Indebtedness Guaranteed under this clause (x) does not exceed an aggregate amount outstanding at any time of $15,000,000 and the proceeds of the underlying Indebtedness are or have been used in a Food-Related Business;

(xi) deposits required by Governmental Authorities, public utilities or suppliers in the ordinary course of business;

(xii) prepaid expenses incurred in the ordinary course of business;

(xiii) Investments with respect to performance bonds, bankers’ acceptance, workers’ compensation claims, surety or appeal bond payments, obligations in connection with self-insurance or similar obligations and bank overdrafts.

(xiv) extensions of trade credit recorded as accounts receivable entered into in the ordinary course of business;

(xv) advancement of funds by any CBII Entity in the ordinary course of business to growers or suppliers of products for Food Related Businesses as advances for such products;

(xvi) Investments in any Person in an aggregate amount, as valued at the time each such investment is made, not to exceed 10% of the total consolidated assets of the CBII Entities, so long as such Investments are in a Food Related Business;

(xvii) Investments (other than Investments specified in clauses (i) through (xvi) above) in an aggregate amount, as valued at the time each such Investment is made, not to exceed $20,000,000 at any time after September 28, 2004; and

(f) Dividends, Redemptions, Distributions. None of the Borrower Entities shall make any Distributions or set apart any sum for such purpose, except

(i) any Borrower Entity may make Distributions (or set apart sums for such purposes) on its Equity Securities to any other Borrower Entity; and

(ii) the Borrower may make Distributions to CBII (x) in any event for the cash costs in respect of CBII Overhead Expenses (including for Distributions not matching up to expenses, such as for deferred compensation plans) in amounts not exceeding such cash costs,

(y) to fund liabilities of CBII disclosed on Schedule 5.02(f)(ii) existing as of the Closing Date, and (z) provided that (i) no Event of Default has occurred and is then continuing, or would result from such Distribution, and (ii) Borrower and CBII are in Pro Forma Compliance with all Financial Covenants, for any other purpose (including dividends, interest payments, and Stock and Warrant Repurchases); and

(iii) as long as no Event of Default has occurred and is then continuing, pro rata Distributions to minority shareholders of Borrower Entities.

(g) Conduct of Business.

(i) No Borrower Entity shall engage, either directly or indirectly through Affiliates, in any business substantially different from Food-Related Businesses.

(ii) CBII shall not conduct any operating business nor own any material assets (other than those it currently owns and as set forth on Schedule 5.02(g)), provided that (A) CBII may employ officers and employees to fulfill its obligations as a public company and to administer its Subsidiaries’ business activities, enter into space leases and other agreements in connection with such business activities, and have and maintain various Pension Plans for it, its Subsidiaries and their employees, (B) CBII may own stock in Borrower and Equity Securities in other Persons in which it currently owns Equity Securities (provided that CBII does not materially increase the funding or activities of those Persons other than the Borrower Entities) and incur Indebtedness in compliance with the Consolidated Leverage Ratio, and (C) CBII may Guarantee contracts of the Borrower Entities

(h) Disposition of Accounts Receivables of US Subsidiaries. No CBII Entity shall sell or otherwise dispose of or encumber (except pursuant to the Security Documents), or permit any of its Subsidiaries to sell or otherwise dispose of, any accounts receivables of any US Subsidiaries (except good faith settlement of disputed accounts receivable).

(i) ERISA.

(i) No CBII Entity nor any ERISA Affiliate shall: (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where any such event or events described in clauses (A) through (G) above, either singly or cumulatively, could reasonably be expected to have a Material Adverse Effect.

(ii) No CBII Entity shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Non-US Plan; (B) fail to make full payment when due of all amounts due as contributions to any Non-US Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Non-US Plan, where any such event or events described in clauses (A) through (C) above, either singly or cumulatively, could reasonably be expected to have a Material Adverse Effect.

(j) Transactions With Affiliates. No CBII Entity shall enter into any Contractual Obligations with any Affiliate or engage in any other transaction with any Affiliate except (A) Contractual Obligations or other transactions between or among Borrower Entities, (B) on terms which are no less favorable to any Borrower Entity than would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length or with concomitant benefits accruing to the Party that has received less than arms-length terms or (C) by Borrower to any wholly-owned Subsidiary of Borrower.

(k) Accounting Changes. Except on 30 days prior notice, no CBII Entity shall change its fiscal year (currently January 1 through December 31).

(l) Rate Contracts. No CBII Entity shall enter into any Rate Contract, except Rate Contracts entered into for non-speculative purposes: (i) to hedge or mitigate risks to which any Borrower Entity has actual exposure (other than those in respect of Equity Securities of any Borrower Entity), or (ii) to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower Entity.

(m) Limitation on Consolidated Tax Liability. No CBII Entity shall be liable for US Federal income taxes relating to the taxable income of any CBII Entity or Affiliate of such CBII Entity which is not a Loan Party in excess of the amount of US Federal income taxes it would pay if reporting as a separate entity, unless such CBII Entity is fully reimbursed by such Borrower Entity or Affiliate of such Borrower Entity on or before the payment of such taxes.

(n) Restrictive Agreements. No CBII Entity shall agree to:

(i) any restriction or limitation (other than as set forth in this Agreement) on the making of Distributions or the transferring of assets from any Borrower Entity to any non-Borrower Entity (except limitations contained in this Agreement) other than (A) those that are arrangements in connection with Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time that can be optionally prepaid by the CBII Entities and (B) those with respect to Permitted Joint Ventures (but not limiting pro rata distribution requirements), GWF and its Subsidiaries, Exportadora Chile, Servicios Chile, Atlanta and its Subsidiaries, CBCBV, and such other Subsidiaries as are permitted by Administrative Agent in its sole and absolute discretion; or

(ii) any negative pledge agreements with any creditor or third party other than (A) those that are currently existing on the Closing Date and listed on Schedule 5.02(n), (including any renewal, modification, or extension thereof), (B) those that are arrangements in connection with Indebtedness not to exceed $1,000,000 in the aggregate outstanding at any one time that can be optionally prepaid by the CBII Entities, in either case, and (C) those with respect to the assets of Permitted Joint Ventures, GWF and its Subsidiaries, Exportadora Chile, Servicios Chile, Atlanta and its Subsidiaries, CBCBV, and such other Subsidiaries as are permitted by Administrative Agent in its sole and absolute discretion.

(o) PACA. No CBII Entity shall fail to make payments on invoices or other obligations to vendors that are subject to PACA within 90 days of when due, unless matters relating thereto are being contested in good faith by appropriate proceedings.

(p) OFAC. The Borrower will not permit any of the CBII Entities to use in violation of applicable US laws or regulations the proceeds of any Loan or L/C Credit Extension made pursuant to this Agreement (i) to fund any operations of, to finance any investments or activities in, or to make any payments to, any Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or (ii) to fund any operations in, to finance any investments or activities in, or to make any payments to, an agency of the government of a country, an organization controlled by a country, or a Person resident in a country that is subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control under 31 C.F.R. Chapter V.

5.03. Financial Covenants. Until the termination of the Commitments and the satisfaction in full by the Borrower of all Obligations (other than contingent obligations in respect of the indemnity provisions of this Agreement), the Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a) Borrower Leverage Ratio. The Borrower shall not permit the Borrower Leverage Ratio at the end of any fiscal quarter having ended after the Closing Date to be greater than 2.25 to 1.0.

(b) Consolidated Leverage Ratio. The Borrower shall not permit the Consolidated Leverage Ratio at the end any fiscal quarter having ended after the Closing Date to be greater than 3.75 to 1.0.

(c) Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio at the end of any fiscal quarter having ended after the Closing Date to be less than 1.50 to 1.0.

(d) Minimum Consolidated Shareholders Equity. The Borrower shall not permit the Consolidated Shareholders Equity as at the end of any fiscal quarter as reported on CBII’s Consolidated Financial Statements to be less than $643,057,000, plus 50% of aggregate Net Income of the CBII Entities, on a consolidated basis after March 31, 2004 (excluding any calendar years in which income is negative, commencing with calendar year 2005) plus 80% of the Net Cash Proceeds and Temporary Cash Investments after March 31, 2004 from the issuance of common stock of CBII.

(e) Maximum Capital Expenditures. The Borrower shall not permit the aggregate amount of Capital Expenditures (excluding any Permitted Acquisition which is treated as a Capital Expenditure under GAAP and any reinvestment of insurance Net Cash Proceeds and Temporary Cash Investments) made by the Borrower Entities in any fiscal year to exceed $100,000,000; provided that Capital Expenditures permitted for a fiscal year may, to the extent not expended in such fiscal year, be carried over and expended only in the immediately succeeding fiscal year.

ARTICLE VI. DEFAULT.

6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a) Non-Payment. The Borrower shall (i) fail to pay when due any principal of any Loan or any L/C Obligations or (ii) fail to pay within three days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents; or

(b) Specific Defaults. Any Significant Party shall fail to observe or perform any covenant, obligation, condition or agreement applicable to it set forth in Section 5.01(a) (within three Business Days of when due), Section 5.01(g), Section 5.01(i) (within three Business Days of when due), Section 5.02 (other than Section 5.02(p)), or Section 5.03 and such failure shall continue beyond any grace period provided herein or with respect thereto; or

(c) Other Defaults. Any default shall occur under any Guarantee Agreement or Security Document and such default shall continue beyond any period of grace provided with respect thereto; or any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement (other than Section 5.02(p)) or any other Credit Document and such failure shall continue for 30 days after the date an officer of the Borrower or of CBII becomes aware of such failure; or

(d) Representations and Warranties. Any representation or warranty made or furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Credit Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e) Cross-Default. (i) Any CBII Entity shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto (and in the case of Guarantees provided by financial institutions to Guarantee the payment of Governmental Charges or other regulatory obligations in the normal course of business, such failure continues for more than 30 days without the applicable CBII Entity replacing such Guarantee or paying in full the obligations respecting such Guarantee), in all such cases only if the amount of such Indebtedness or Contingent Obligation exceeds $20,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any CBII Entity (other than the Obligations) in an aggregate amount exceeding

$20,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral and such Indebtedness or Contingent Obligation has not been paid in full or such default has not been cured, (ii) any CBII Entity shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any CBII Entity (other than the Obligations) in an aggregate amount exceeding $20,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration, or otherwise) and/or to be secured by cash collateral and such Indebtedness or Contingent Obligation has not been paid in full or such default has not been cured or (iii) as a result of the failure of any CBII Entity to observe or perform any agreement, term or condition therein, any Lender Rate Contracts in aggregate notional amounts, if any, exceeding $20,000,000 shall have become due, liquidated, or otherwise payable and the CBII Entities’ obligations thereunder remain unpaid; or

(f) Insolvency; Voluntary Proceedings. Any Significant Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part (except as expressly permitted by this Agreement), (v) become insolvent as such term may be defined or interpreted under any Debtor Relief Law or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Significant Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Significant Party or the debts thereof under any Debtor Relief Law shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 calendar days of commencement; or

(h) Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Significant Party to pay an aggregate amount of $20,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Significant Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of 30 consecutive days or (ii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect are rendered, issued or levied; or

(i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Significant Party not to be, a legal, valid and binding obligation of any Significant Party enforceable in accordance with its terms except as limited by Debtor Relief Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity; or

(j) Security Documents. Any Lien against the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Significant Party not to be, a valid, first priority perfected Lien (to the extent that this Agreement obligates the Loan Parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens have priority) in the Collateral (except as expressly otherwise provided under and in accordance with the terms of this Agreement or such Security Documents); or

(k) Employee Benefit Plans. Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of 30 days or more after notice thereof is provided to the Borrower by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the PBGC to administer any Pension Plan; or

(l) Change of Control. Any Change of Control shall occur.

6.02. Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrower, (a) terminate the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, (b) require that the Borrower Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations; and/or (c) declare all or a portion of the outstanding Obligations payable by the Borrower to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence and during the continuance of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrower to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations shall automatically become effective and (3) all outstanding Obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both.

ARTICLE	VII. THE ADMINISTRATIVE AGENT AND RELATIONS AMONG THE LENDERS.

7.01. Appointment, Powers and Immunities.

(a) Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Credit Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Co-Lead Arrangers shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require the consent of the Co-Lead Arrangers in such capacity. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender or have any fiduciary duty to any Lender. Notwithstanding anything to the contrary contained herein the Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule. Neither the Administrative Agent nor any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any CBII Entity contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

7.02. Reliance by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting, upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless the Administrative Agent has received a written notice from a Lender or the Borrower, referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything in the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.

7.04. Indemnification. Without limiting the Obligations of the Borrower hereunder, and to the extent not reimbursed by the Borrower, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Revolving Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).

7.05. Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the CBII Entities and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, employees, agents or advisors, in whatever capacity, shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any CBII Entity; (b) have any duty or responsibility to provide any Lender with any credit or other information concerning any CBII Entities which may come into the possession of the Administrative Agent (whether communicated to or obtained by the Administrative Agent), except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any CBII Entity or any officer, employee or agent of any CBII Entity in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document; or (d) be liable for any circumstance, action, or failure to act in the nature described in clauses (a) through (c) above.

7.06. Resignation or Removal of the Administrative Agent. The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Borrower and the Lenders, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrower; provided, however, that the Borrower shall have no right to approve a successor Administrative Agent if a Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Notwithstanding the foregoing, however, Wells Fargo may not be removed as Administrative Agent at the request of the Required Lenders unless Wells Fargo shall also simultaneously be replaced and fully released as “L/C Issuer” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Wells Fargo.

7.07. Collateral Matters.

(a) The Administrative Agent is hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.

(b) The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent may deem necessary to release) any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other non-contingent Obligations payable under this Agreement and under the other Credit Documents, and additionally only if an Event of Default has occurred and is continuing and the Obligations have been accelerated, payment of the Borrower’s obligations on the Lender Rate Contracts; (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents; (iii) constituting property leased to the Significant Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Significant Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04. Upon request by the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 7.07.

7.08. The Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender.

ARTICLE VIII. MISCELLANEOUS.

8.01. Notices.

(a) Notices Generally. Except as otherwise provided herein, including without limitation Section 8.01(b), all notices, requests, demands, consents, instructions or other communications to or upon the Borrower, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrower or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its

respective facsimile number, e-mail address (only in respect of any Notice of Borrowing, Notice of Interest Period Selection, and Notice of Revolving Loan Conversion), or address set forth in Schedule VII hereto, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I hereto, (or to such other facsimile number, e-mail address, or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile or e-mail transmission, upon confirmation of receipt; provided, however, that any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person. Additionally, notwithstanding the obligation of the Borrower to send written confirmation of any Notice of Borrowing, Notice of Interest Period Selection, and Notice of Revolving Loan Conversion made by e-mail transmission if and when requested by the Administrative Agent, in the event that the Administrative Agent agrees to accept a Notice of Borrowing, Notice of Interest Period Selection, or Notice of Revolving Loan Conversion made by e-mail transmission, such e-mail transmission of Notice of Borrowing, Notice of Interest Period Selection, or Notice of Revolving Loan Conversion shall be binding on the Borrower whether or not written confirmation is sent by Borrower or requested by the Administrative Agent, and the Administrative Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon e-mail notice believed by the Administrative Agent in good faith to be from the Borrower or its agents. The Administrative Agent’s records of the terms of any e-mail Notice of Borrowing, Notice of Interest Period Selection, or Notice of Revolving Loan Conversion shall be conclusive on Borrower in the absence of gross negligence or willful misconduct on the part of the Administrative Agent in connection therewith.

Each Notice of Borrowing, Notice of Revolving Loan Conversion and Notice of Interest Period Selection shall be given by the Borrower to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 9:00 a.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrower to the Administrative Agent or any Lender to be made by telephone or facsimile, the Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.

(b) IntraLinks. The Borrower agrees that the Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to any of the CBII Entities, or any other materials or matters relating to this Agreement, the Credit Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notification may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notification may be sent to such e-mail address.

8.02. Expenses. The Borrower shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder and (b) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding, including any proceeding or action commenced by the Administrative Agent or any Lender seeking relief from the automatic or similar stay in effect under any Debtor Relief Law, involving any Significant Party). The obligations of the Borrower under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.03. Indemnification. To the fullest extent permitted by law, the Borrower agrees to protect, indemnify, defend and hold harmless the Administrative Agent, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, disbursements, or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans and any use by the Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, and (c) any claims for brokerage fees or commissions (other than any committed to be paid in writing by the Administrative Agent or any Lender) in connection with the Credit Documents or any transaction contemplated thereby or in connection with the Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrower to protect, indemnify, defend or hold harmless any Indemnitee against any claim (i) to the extent arising out of the gross negligence or willful misconduct of such Indemnitee or (ii) between or among Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent or any Lender believes is covered by this indemnity, the Administrative Agent or such Lender shall give the Borrower notice of the matter and the Administrative Agent or such Lender may select its own counsel or request that the Borrower defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent or such Lender as the case may be, at the Borrower’s sole cost and expense; provided, however, that the Administrative Agent or such Lender shall not be required to so notify the Borrower and the Administrative Agent or such Lender shall have the right to defend, at the Borrower’s sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s or such Lender’s business or that of its Affiliates; provided further that if Borrower accepts the defense, it shall be authorized to select its own counsel and, in which event, the Borrower shall not be obligated to pay any additional costs of the Administrative Agent’s or any Lender’s separate counsel, but the Borrower shall be required to coordinate with and keep the Administrative Agent, the Lenders, and/or their counsel informed as to the progress of the defense. The Administrative Agent or such Lender may also require the Borrower to defend the matter. Any failure or delay of the Administrative Agent or any Lender to notify the Borrower of any such suit, claim or demand shall not relieve the Borrower of its obligations under this Section 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by any such failure or delay which is unreasonable. The obligations of the Borrower under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.

8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrower and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:

(a) Any amendment, waiver or consent which would (i) increase the Total Commitment (other than as set forth in Section 2.02), (ii) extend the Revolving Loan Maturity Date, (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable for the account of the Lenders hereunder, (iv) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (v) amend this Section 8.04 or Section 2.02 or any other Section providing for voting percentages, (vi) amend the definition of

Required Lenders or (vii) release any Guarantor or any substantial part of the Collateral, except for any release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c), must be in writing and signed or approved in writing by all Lenders. In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent (which acceptance will not be unreasonably withheld) shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (a), the Commitment, the Revolving Loans, L/C Advances and participations in Swing Line Loans) for an amount equal to the principal balance of all Revolving Loans, L/C Advances and aggregate amounts funded under Section 2.04(c)(ii) in respect of Swing Line Loans, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale. In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price;

(b) Any amendment, waiver or consent which increases or decreases the Revolving Proportionate Share of any Lender must be in writing and signed by such Lender, subject to increases and adjustments pursuant to Section 2.02;

(c) Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;

(d) Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer; and

(e) Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must additionally be in writing and signed by the Administrative Agent.

No failure or delay by the Administrative Agent or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

8.05. Successors and Assigns.

(a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent and each Lender. Any assignment or transfer in violation of the foregoing shall be null and void.

(b) Participations. Any Lender may, without notice to or consent of the Borrower or Administrative Agent, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans). In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii), (iii), (iv) or (vii) of Section 8.04(a) but shall not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrower agrees that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.11(b). The Borrower also agrees that any Lender which has transferred any participating interest in its Commitment or Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.12, 2.13 and 2.14, as if such Lender had not made such transfer.

(c) Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit H hereto (an “Assignment Agreement”), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:

(i) Each Assignee Lender shall provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer and the Swing Line Lender as each may require with respect to any continuing obligation to purchase participation interests in any L/C Obligations or any Swing Line Loans then outstanding;

(ii) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof;

(iii) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender if, after giving effect to such Assignment, the Commitment or Loans of such Lender or such Assignee Lender would be less than Five Million Dollars ($5,000,000) (except that a Lender may make an Assignment which reduces its Commitment or Loans to zero without the written consent of the Borrower and the Administrative Agent except to the extent such written consent is required by clause (ii) above or clause (iv) below); and

(iv) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Lender’s Revolving Loans, Commitment and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents.

(v) Notwithstanding the foregoing, any Lender may, without diminishing or relieving it of its obligations hereunder, assign to a Conduit Lender its right to make Loans under this Agreement and such Conduit Lender in turn may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in clauses (i) through (iv) above. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy, Debtor Relief Law or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage, expense, obligations, penalties, actions, judgments, or suits of any kind whatsoever arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

Upon such execution, delivery, acceptance and recording of each Assignment Agreement and payment of the fee referred to in subsection (e) below, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Commitment and Loans as set forth on Attachment 1 to such

Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Commitment and Loans to $0 and the resulting adjustment of Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note, if any, of the Assignor Lender thereunder, a new Revolving Loan Note to the order of each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note to the order of the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Commitment retained by it). Each such new Revolving Loan Note shall be dated the Closing Date (but with a notation of the date through which interest is paid), and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrower marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United States of America or a state thereof shall, within three Business Days of becoming a Lender, deliver to the Borrower and the Administrative Agent two duly completed copies of US Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be.

(d) Register. The Administrative Agent shall maintain at its address referred to on Schedule VII a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment or Loans of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrower and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Administrative

Agent may, from time to time at its election, prepare and deliver to the Lenders and the Borrower a revised Schedule I reflecting the names, addresses and respective Commitment or Loans of all Lenders then parties hereto.

(f) Disclosure to Potential Participant or Assignee Lender. The Administrative Agent and the Lenders may disclose the Credit Documents and any financial or other information relating to any Borrower Entity to each other or to any potential Participant or Assignee Lender, subject to an agreement that the potential Participant or Assignee Lender shall keep such information confidential in accordance with their usual and customary business practices.

(g) Pledges to Federal Reserve Banks. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents.

8.06. Setoff; Security Interest.

(a) Setoffs By Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrower, any such notice and consent being expressly waived by the Borrower to the extent permitted by applicable laws upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrower. The aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrower or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.

8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09. Jury Trial. EACH OF THE BORROWER, THE LEAD ARRANGER, THE CO-LEAD ARRANGER, THE SWING-LINE LENDER, THE L/C ISSUER, THE LENDERS AND THE ADMINISTRATIVE AGENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

8.10. Counterparts. This Agreement may be executed in any number of counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

8.11. Consent to Jurisdiction. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York County and the courts of the United States of America located in the Southern District of New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. Final judgment against the Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.11 shall affect the right of the Administrative Agent or any Lender to commence legal proceedings or otherwise sue the Borrower in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon the Borrower in any manner authorized by the laws of any such jurisdiction. The Borrower agrees that process served either personally or by registered mail shall, to the extent permitted by law, constitute adequate service of process in any such suit. The Borrower irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of the Borrower or to post a bond or to take similar action.

8.12. Relationship of Parties. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, is, and at all times shall remain, solely that of a borrower and lenders. Neither the Lenders nor the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrower or any of its Affiliates; nor shall the Lenders nor the Administrative Agent under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or any of its Affiliates, or to owe any fiduciary duty to the Borrower or any of its Affiliates. The Lenders and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrower or any of its Affiliates of any matter in connection with its or their Property, any security held by the Administrative Agent or any Lender or the operations of the Borrower or any of its Affiliates. The Borrower and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender or the Administrative Agent in connection with such matters is solely for the protection of the Lenders and the Administrative Agent and neither the Borrower nor any of its Affiliates is entitled to rely thereon.

8.13. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.

8.14. Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Borrower hereby agrees that it shall not seek from the Lenders or the Administrative Agent punitive, consequential, or indirect damages relating to any such matters under any theory of liability.

8.15. Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loans and related Credit Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination, or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in New York selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (9 U.S.C. Section 1 et seq.), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided, however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of New York or a neutral retired judge of the state or federal judiciary of New York, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Credit Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 8.15 shall survive termination, amendment or expiration of any of the Credit Documents or any relationship between the parties.

(i) Participations. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer, the Swingline Lender and any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit, Swingline Loans and/or Loans (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrower or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.11 hereof).

(j) Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the US Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Act.

8.16. OFAC. Notwithstanding anything to the contrary in this Agreement or in any of the other Credit Documents, in the event that the failure by any CBII Entity to observe or perform the covenant contained in Section 5.02(p) is not material or in the event that any CBII Entity fails to observe or perform the covenant contained in Section 5.02(p) without any officer of the Borrower or CBII being aware of such failure before its occurrence, such failure is isolated, and the Borrower promptly takes reasonable and practicable measures to remedy such failure or to mitigate the legal consequences of such failure after the date that an officer of the Borrower or of CBII becomes aware of such failure, such failure, in either such case, shall not constitute a violation of this Agreement for any reporting, borrowing, or related purposes under any of the Credit Documents.

[The first signature page follows.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWER:

CHIQUITA BRANDS L.L.C., a Delaware limited liability company

By:	/s/ Jeffrey M. Zalla
Name:	Jeffrey M. Zalla
Title:	Vice President, Treasurer and Corporate
Responsibility Officer

ADMINISTRATIVE AGENT, L/C ISSUER, SWING LINE LENDER, AND CO-LEAD ARRANGER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer, Swing Line Lender, and Co-Lead Arranger

By:	/s/ Tammy R. Sturgis
Name:	Tammy R. Sturgis
Title:	Vice President

CO-LEAD ARRANGER AND SYNDICATION AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Lead Arranger and Syndication Agent

By:	/s/ Mark S. Supple
Name:	Mark S. Supple
Title:	Vice President

DOCUMENTATION AGENT:

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., as Documentation Agent

By:	/s/ Michael L. Laurie
Name:	Michael L. Laurie
Title:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Tammy R. Sturgis
Name:	Tammy R. Sturgis
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Mark S. Supple
Name:	Mark S. Supple
Title:	Vice President

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A.,

By:	/s/ Michael L. Laurie
Name:	Michael L. Laurie
Title:	Executive Director

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

NORDEA BANK FINLAND PLC, GRAND CAYMAN BRANCH

By:	/s/ Martin Lunder
Name:	Martin Lunder
Title:	Senior Vice President

By:	/s/ Alison B. Barber
Name:	Alison B. Barber
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Warren F. Weber
Name:	Warren F. Weber
Title:	Senior Vice President

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Betzaida Erdelyi
Name:	Betzaida Erdelyi
Title:	Vice President

ING BANK N.V.

By:	/s/ P.D. Mastenbroek
Name:	P.D. Mastenbroek
Title:	Director

By:	/s/ K.P. Weehuizen
Name:	K.P. Weehuizen
Title:	Managing Director